Filed Pursuant to Rule 424(b)(1)
Registration No. 333-139777

Prospectus

$150,000,000 3.5% Convertible Senior Subordinated Notes due 2011

and Ordinary Shares Underlying the American Depositary

Shares Issuable Upon Conversion of the Notes

5,345,230 American Depositary Shares Representing

53,452,300 Ordinary Shares

We issued the notes in a private placement in November 2006. This prospectus will be used by selling securityholders to sell their notes and the American Depositary Shares, or ADSs, issuable upon conversion of the notes, including our ordinary shares, par value $0.10 per share, represented by the ADSs. In addition, this prospectus may also be used by us to sell, from time to time, 5,345,230 ADSs representing 53,452,300 ordinary shares in one or more offerings. Each ADS represents ten of our ordinary shares. We will not receive any proceeds from the selling securityholders’ sale of the notes or the ADSs issuable upon conversion of the notes, including the ordinary shares represented by the ADSs. The net proceeds from the offering of ADSs from time to time by us will be used for general corporate purposes and for acquisitions of businesses, products and technologies that we believe will complement our existing business.

The notes bear interest at the rate of 3.5% per year, payable semiannually on May 15 and November 15 of each year, beginning May 15, 2007. The notes will mature on November 15, 2011. The notes are subordinated in right of payment to all of our existing and future senior indebtedness and are effectively subordinated to the indebtedness and other liabilities of our subsidiaries. Holders may convert their notes into 31.0318 of our ADSs, subject to adjustment, at any time prior to the close of business on the business day immediately preceding the stated maturity date. Upon conversion, we may elect to deliver, in lieu of ADSs, cash or a combination of cash and ADSs. Holders who convert their notes in connection with certain fundamental changes may be entitled to a make whole premium upon conversion in some circumstances. The notes are not listed on any securities exchange or included in any automated quotation system. If we experience a fundamental change, each holder may require us to purchase for cash all or a portion of such holder’s notes.

The 53,452,300 ordinary shares covered by this prospectus are to be represented by 5,345,230 ADSs which may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in one or more supplements to this prospectus. In addition, this prospectus describes the general manner in which these ADSs may be offered. The specific manner in which these ADSs may be offered will be described in one or more supplements to this prospectus.

Our ADSs are listed on the Nasdaq Global Select Market under the symbol “CMED.” On January 24, 2007, the last quoted sale price of our ADSs was $24.97 per ADS.

Investing in the notes or the ADSs involves risks. See “ Risk Factors” beginning on page 9.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 26, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, the selling securityholders may sell, from time to time, the 3.5% Convertible Subordinated Notes due 2011 that we issued on November 21, 2006, which we refer to as the notes, as well as the ADSs issuable upon conversion of the notes. In addition, we may sell, from time to time, up to 5,345,230 ADSs representing 53,452,300 ordinary shares in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

References in this prospectus to “China Medical,” “CMED,” “we,” “us” and “our” refer to China Medical Technologies, Inc., a company incorporated in the Cayman Islands, and its subsidiaries, unless the context otherwise requires.

The following technical and industry specific terms used in this prospectus have the meanings set forth below:

•	“ECLIA analyzer” means an instrument used in in-vitro diagnostics;

•	“ECLIA technology” means a technology that improves chemical reactions and enables reagents to be more sensitive, accurate and stable;

•	“HIFU” means high intensity focused ultrasound;

•	“In-vitro diagnostics,” or “IVD,” means the detection and monitoring of diseases through laboratory evaluation and the analysis of bodily fluids and tissues from patients;

•	“IVD system” refers to the instrument (which we refer to as the “ECLIA analyzer”) and the reagent kits used in in-vitro diagnostics;

•	“Luminescence immunoassay IVD system” means an advanced, light-based IVD system commonly used in the United States and Western Europe;

•	“Reagent” means a substance used in a chemical reaction to detect, measure and produce other substances;

•	“Reagent kits” means commercially prepared reagent sets, with accessory devices, containing all major components necessary to perform IVD tests; and

•	“SFDA” means the State Food and Drug Administration of the PRC.

Unless otherwise indicated, references in this prospectus to:

•	“ADRs” are to the American depositary receipts, which, if issued, evidence our ADSs;

•	“ADSs” are to our American depositary shares, each of which represents ten ordinary shares;

•	“Articles of association” are to our memorandum and articles of association, as amended and restated from time to time;

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“shares” and “ordinary shares” are to our ordinary shares, par value US$0.10 per share; and

•	“$,” “US$” and “U.S. dollars” are to the legal currency of the United States.

This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. Conversions of Renminbi into U.S. dollars in this prospectus are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB7.9040 to $1.00, the noon buying rate in effect as of September 29, 2006. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated in this prospectus, or at all. On January 24, 2007, the noon buying rate was RMB7.7705 to $1.00.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. These statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. We cannot guarantee the accuracy of the forward-looking statements, and you should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	our anticipated growth strategies;

•	our future business development, results of operations and financial condition;

•	our ability to develop and market future generations of our HIFU tumor therapy system and future applications of our ECLIA system;

•	the expected market growth for medical devices and supplies in China;

•	market acceptance of our technology and products;

•	our expectations regarding hospital or patient demand for tumor treatment;

•	our ability to expand our production, sales and distribution network and other aspects of our operations;

•	our ability to diversify our product range and stay abreast of technological changes;

•	competition from other HIFU tumor therapy device manufacturers and alternative methods of tumor therapy;

•	competition from other companies that offer IVD systems in China;

•	our ability to effectively protect our intellectual property and not infringe on the intellectual property of others;

•	our ability to expand our sales and distribution of our HIFU tumor therapy system outside of China;

•	our ability to identify and acquire new medical technologies and products;

•	changes in the healthcare industry in China, including changes in the healthcare policies and regulations of the PRC government and changes in the healthcare insurance sector in the PRC; and

•	fluctuations in general economic and business conditions in China.

This prospectus contains market information related to the medical devices and supplies industry, healthcare insurance, hospitals, the cancer treatment and IVD markets in China. Unlike in the United States, there is limited authoritative data on the healthcare industry in China, particularly on a nationwide basis. For example, there is limited data concerning health and patient trends or the medical devices and supplies industry. In addition, any data that is available may not be current. This prospectus contains projections that are based on a number of assumptions. For example, we have made assumptions regarding the growth in the number of tumor patients and the demand for tumor treatment. Our business and marketing plan for the ECLIA system also assumes that small- and medium-sized hospitals in China will be interested in buying an IVD system such as ours. Any or all of our assumptions may turn out to be incorrect. The tumor therapy market may not expand at the rates projected by the

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market information, or at all. If demand for our HIFU tumor therapy system and ECLIA system does not grow at the projected rates, our business and the market price of our ADSs would suffer. In addition, the complex and changing nature of broad macroeconomic factors may subject any projections or estimates relating to the growth prospects or future conditions of our market to significant uncertainties.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes to those financial statements, which are incorporated by reference, and the other financial information appearing elsewhere or incorporated by reference in this prospectus.

China Medical Technologies, Inc.

We are a China-based medical device company that develops, manufactures and markets our HIFU tumor therapy system for the treatment of solid cancers and benign tumors and our ECLIA IVD system for the detection and monitoring of various diseases and disorders through laboratory evaluation and analysis of blood, urine or other body fluids. We believe that we are a leader in the design, development and marketing of HIFU tumor therapy devices in China. In addition, we believe that we are the first China-based company to offer a luminescence immunoassay IVD system that includes both an ECLIA analyzer and reagent kits.

Our HIFU tumor therapy system is an ultrasound-guided ablation system that is used for the non-invasive treatment of solid tumors. Our system is designed to destroy tumors by using HIFU waves to instantly raise the temperature of the targeted tumor tissue to between 140° F and 158° F (60° C and 70° C). Our proprietary designs enable our system to treat a wide range of tumors, many of which cannot be treated with other HIFU tumor therapy devices currently available in the market. Our HIFU tumor therapy system is SFDA-approved to treat liver, breast and kidney tumors, tumors in the pelvic cavity and on bone and tumors in the four limbs and superficial tissues. Treatments using our system are performed without anesthesia and do not cause significant discomfort, skin-burn or hemorrhage. We obtained approval to sell our HIFU tumor therapy system in 2003 and as of September 30, 2006, have sold over 250 units. Sales of our HIFU tumor therapy system constituted 66% and 58% of our total revenue in the fiscal year ended March 31, 2006 and the six months ended September 30, 2006, respectively.

Our ECLIA system is a luminescence immunoassay IVD system based on the ECLIA technology that we acquired in August 2004. Luminescence immunoassay IVD systems are advanced types of IVD systems commonly used in the United States and Western Europe, but are relatively new in China. Our ECLIA system consists of an ECLIA analyzer and reagent kits. We began marketing and selling our ECLIA system in September 2004 and had sold over 2,000 units of our ECLIA analyzer as of September 30, 2006. Sales of our ECLIA system constituted 34% and 42% of our total revenue in the fiscal year ended March 31, 2006 and the six months ended September 30, 2006, respectively.

Our ECLIA system is referred to as a “closed system” since our ECLIA analyzer can only use reagent kits manufactured by us and our reagent kits can only be used with our ECLIA analyzer. As a result, the increasing installation of our ECLIA analyzer enables us to generate an increasing amount of recurring revenues from sales of reagent kits. We currently offer 56 types of reagent kits for use with our ECLIA analyzer. These reagents are used to detect thyroid disorders, diabetes, hepatitis, disorders related to reproduction and growth and various types of tumors, as well as to assess the effect of digoxin, a widely used drug for the treatment of heart failure. In addition, we were one of the first companies to obtain SFDA approval in China for an ECLIA reagent kit for the early detection of SARS.

We believe that our acquisition of the HIFU and ECLIA technologies and the development and marketing of products using such technologies demonstrate our ability to successfully identify and commercialize medical technologies with significant market potential.

We sell our HIFU tumor therapy systems primarily to distributors with a small percentage of additional sales made directly to hospitals. We sell our ECLIA systems solely to distributors.

For the fiscal year ended March 31, 2006, we generated revenues of RMB371.8 million ($47.0 million) and net income of RMB199.0 million ($25.2 million). For the six months ended September 30, 2006, our revenues and net income were RMB222.4 million ($28.1 million) and RMB117.6 million ($14.9 million), respectively.

Our Industry

We believe that we are well positioned to benefit from the rapid growth of expenditures on medical equipment and supplies in China and from the growing demand for domestic medical technology products and better diagnostics systems in China. With approximately one fifth of the world’s population and a fast-growing gross domestic product, China’s market presents significant potential for the medical equipment and supplies industry. According to Frost & Sullivan, an independent market research and consulting firm, the China market for medical devices and equipment is expected to grow from $5.9 billion in 2002 to $10.1 billion in 2006, a compound annual growth rate, or CAGR, of approximately 14%. We believe the rapid growth of China’s market for medical devices and equipment is a result of increasing disposable income and spending on healthcare services, the aging population, increasing prevalence of lifestyle-related illnesses, and increasing availability of funding for national medical insurance coverage. In addition, the SARS crisis of 2003 heightened the government’s awareness of the need to improve the country’s healthcare infrastructure, and healthcare has since become a top priority for the PRC government.

According to a report published by the Ministry of Health of China in November 2004, there were approximately 1.8 million to 2.0 million new cases of cancer in 2000 in China, and cancer was also the leading cause of disease-related death in China in 2004. According to Frost & Sullivan, the IVD market size in China is expected to grow from $500 million in 2004 to $1.1 billion in 2010, a CAGR of approximately 14%, which is approximately double the CAGR of the worldwide IVD market.

According to the Ministry of Health of China, in 2005, there were approximately 18,700 hospitals and 41,700 healthcare centers in China. The hospitals, which on average had approximately 136 beds each in 2005, can be further divided into approximately 950 large-size hospitals, approximately 5,200 medium-size hospitals and approximately 12,600 small-size hospitals.

Our Solutions

HIFU Tumor Therapy System

The conventional treatment methods for cancer in China and elsewhere are generally surgery, radiotherapy and chemotherapy. However, due to the side effects and other limitations of these methods, many patients cannot be treated effectively, or at all. Our HIFU tumor therapy system can be used together with conventional treatment methods, or as a stand-alone method, for the treatment of many types of solid tumors. We believe that the benefits of our HIFU solution include:

•	non-invasive procedure;

•	minimal side effects;

•	high degree of safety;

•	treatment for broad ranges of tumors; and

•	cost effective for hospitals.

We believe that the market for our HIFU tumor therapy system is at an early-stage of development and has significant growth potential. To date, HIFU therapy has typically been used for patients not eligible for one of the conventional therapies or when these other therapies have failed. We are targeting the approximately 6,150 large- and medium-size hospitals in China, which we believe are the most likely hospitals to purchase our HIFU tumor therapy systems.

ECLIA System

We believe that most of the 17,800 small- and medium-size hospitals in China do not have sufficient financial resources or the necessary patient volume to justify purchasing the more advanced, fully automatic luminescence immunoassay IVD systems offered by overseas-based companies. Therefore, these hospitals continue to use less advanced IVD systems. We have developed a lower cost, semi-automatic luminescence immunoassay IVD system and offer a wide array of reagent kits to target these small- and medium-size hospitals. We believe our ECLIA system is generally more accurate and sensitive than the less advanced IVD systems these hospitals currently use.

Our Strategies, Strengths and Risks

Our goal is to become a leading medical technology company in China and expand the market acceptance of our products outside China. To achieve this goal, we intend to continue to grow our business through the following strategies:

•	increase market penetration of our HIFU tumor therapy system in China;

•	increase the installed base of our ECLIA system and leverage this base to increase recurring revenues from sales of reagent kits;

•	increase the number of reagent kits for use with our ECLIA analyzer;

•	maintain our technological advantage through focused research and development;

•	introduce our HIFU tumor therapy system in select international markets and obtain certification by foreign regulators; and

•	selectively acquire complementary products or technologies.

We believe that our principal competitive strengths include the following:

•	HIFU technology leader for tumor treatment;

•	innovative ECLIA system for in-vitro diagnostics;

•	strong research and development capability; and

•	low manufacturing and operating costs.

The success of our business is subject to risks and uncertainties, including the following:

•	our dependence on two products, our HIFU tumor therapy system and our ECLIA system;

•	our potential inability to increase awareness and acceptance of our HIFU tumor therapy system in the medical community and among patients;

•	our possible failure in continuing to develop a market for our ECLIA system;

•	uncertainties regarding the long-term effectiveness of HIFU medical devices for tumor treatment;

•	potential enforcement actions against us by healthcare and other regulators;

•	our failure to protect our intellectual property rights;

•	our exposure to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs; and

•	our dependence on a small number of distributors for a significant portion of our revenues.

Corporate Information

Our principal executive offices are located at No. 24 Yong Chang North Road, Beijing Economic-Technological Development Area, Beijing 100176, People’s Republic of China. Our telephone number at this address is (8610) 6787-1166 and our fax number is (8610) 6788-9588.

We maintain a website on the Internet at www.chinameditech.com. Our website is not part of this prospectus.

THE OFFERING OF THE NOTES

The following is a brief summary of certain terms of the offering of the notes. For a more complete description of the terms of the notes, see the section titled “Description of the Notes” included in this prospectus.

Notes Offered	$150 million aggregate principal amount of 3.5% convertible senior subordinated notes due 2011.

Maturity Date	November 15, 2011.

Interest and Payment Dates	3.5% per year, payable semiannually in arrears in cash on May 15 and November 15 of each year, beginning May 15, 2007.

Conversion Rights

The notes are convertible, at the option of the holder, at any time prior to the close of business on the business day immediately preceding the stated maturity date, into our American Depositary Shares, or ADSs, at a conversion rate of 31.0318 ADSs per $1,000 principal amount of notes, which is equal to a conversion price of approximately $32.23 per ADS. Each ADS represents ten of our ordinary shares. Upon conversion, we may elect to deliver, in lieu of ADSs, cash or a combination of cash and ADSs.

The conversion rate is subject to adjustment. In particular, holders who convert their notes in connection with certain fundamental changes may be entitled to a make whole premium in the form of additional ADSs. See the section titled “Description of Notes—Make Whole Premium Upon a Fundamental Change.”

Purchase of Holders’ Option Upon Fundamental Change

If a fundamental change occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date. See the section titled “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder.”

Make Whole Premium Upon Fundamental Change

If a fundamental change as described below under the section titled “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” occurs, we will pay, to the extent described in this prospectus, a make whole premium on notes converted in connection with the fundamental change by issuing additional ADSs upon conversion of the notes.

The amount of the additional ADSs, if any, will be based on the price paid for our ordinary shares in the transaction constituting the fundamental change and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various ordinary share prices and fundamental change effective dates are set forth under the section titled “Description of the Notes—Make Whole Premium Upon a Fundamental Change.”

Ranking	The notes:

•	are subordinated in right of payment to our existing and future senior indebtedness;

•	are effectively junior in right of payment to any existing and future debt and other liabilities, including trade payables, of our subsidiaries, including Beijing Yuande Bio-Medical Engineering Co., Ltd., or YDME Beijing, through which we conduct substantially all of our operations;

•	are equal in right of payment to our other senior subordinated indebtedness, if any; and

•	are effectively subordinated to the indebtedness and other liabilities of our subsidiaries.

As of the date of this prospectus, neither we nor any of our subsidiaries had any senior indebtedness outstanding.

The terms of the indenture under which the notes are issued do not limit our ability to incur additional debt, including senior indebtedness.

Use of Proceeds	We will not receive any proceeds from the selling securityholders’ sale of the notes or the ADSs issuable upon conversion of the notes, including our ordinary shares represented by such ADSs.

Form and Denomination	The notes were issued in minimum denominations of $1,000 and any integral multiple of $1,000.

Trading	The notes are not listed on any securities exchange or included in any automated quotation system.

Nasdaq Symbol for ADSs	Our ADSs are listed on the Nasdaq Global Select Market under the symbol “CMED”.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data)

You should read the summary consolidated financial data set forth below in conjunction with our annual report on Form 20-F for fiscal year ended March 31, 2006. The balance sheet data as of March 31, 2005 and 2006 and the statements of operations data for the years ended March 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements. The balance sheet data as of September 30, 2006 and the statements of operations data for the six months ended September 30, 2005 and 2006 have been derived from our unaudited consolidated financial statements. The balance sheet data, as of March 31, 2005 and 2006 and the statement of operations data, except for the U.S. dollar amounts, for the years ended March 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements. The U.S. dollar amounts shown in the tables below were translated at a rate of RMB7.9040 to $1.00, the noon buying rate in effect as of September 29, 2006.

	Year Ended March 31,				Six Months Ended September 30,
	2004	2005	2006	2006	2005	2006	2006
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for number of shares, per share and per ADS data)
Statement of Operations Data:
Revenues, net	110,750	217,547	371,767	47,035	149,540	222,359	28,132
Cost of revenues	(33,983)	(64,579)	(110,494)	(13,979)	(44,319)	(63,590)	(8,045)

Gross profit	76,767	152,968	261,273	33,056	105,221	158,769	20,087
Operating expenses:
Research and development	(2,036)	(2,815)	(14,374)	(1,819)	(2,650)	(14,238)	(1,801)
Sales and marketing	(2,632)	(4,960)	(15,327)	(1,939)	(7,304)	(8,618)	(1,090)
General and administrative	(5,619)	(16,644)	(38,309)	(4,847)	(11,096)	(23,554)	(2,980)

Total operating expenses	(10,287)	(24,419)	(68,010)	(8,605)	(21,050)	(46,410)	(5,871)
Operating income	66,480	128,549	193,263	24,451	84,171	112,359	14,216
Net interest (expense)/income and other income(1)	14	1,748	23,838	3,016	1,142	16,813	2,127

Income before tax	66,494	130,297	217,101	27,467	85,313	129,172	16,343
Income tax benefit/(expense)	(4,933)	(11,854)	(18,088)	(2,288)	(12,200)	(11,607)	(1,468)

Net income(2)	61,561	118,443	199,013	25,179	73,113	117,565	14,875

Earnings per share (basic and diluted)(2)	0.31	0.59	0.81	0.10	0.35	0.43	0.05
Earnings per ADS (basic and diluted)(3)	3.10	5.90	8.10	1.02	3.50	4.30	0.50
Weighted average number of shares outstanding
Basic	200,000,001	200,000,001	246,878,001	246,878,001	208,201,001	273,600,001	273,600,001
Diluted	200,018,001	200,018,001	247,163,001	247,163,001	208,288,648	273,835,269	273,835,269

(1)	Net interest (expense)/income and other income include “interest expense,” “interest income” and “other income” from our consolidated financial statements included elsewhere in this prospectus.

(2)	If our subsidiary YDME Beijing had not had a reduced enterprise income tax, or EIT rate of 7.5% for the calendar years ended December 31, 2003 and 2004, and 10% for the calendar years ending December 31, 2005 and 2006, it would have had an EIT rate of 15%, and our net income and basic and diluted earnings per share for the following periods would have been as follows:

	Year ended March 31,				Six months ended September 30,
	2004	2005	2006	2006	2005	2006	2006
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for per share data)
Net income	57,023	112,694	186,013	23,534	73,113	111,579	14,117
Basic and diluted earnings per share	0.29	0.56	0.75	0.09	0.35	0.41	0.05

(3)	Each ADS represents 10 ordinary shares.

	As of March 31,		As of September 30,
	2005	2006	2006	2006
	RMB	RMB	RMB	US$
	(in thousands, except for number of shares, per share and per ADS data)
Balance Sheet Data:
Cash and cash equivalents	14,646	843,791	937,241	118,578
Working capital(1)	(66,707)	906,875	1,006,573	127,350
Intangible assets	239,662	224,744	217,285	27,490
Total assets	457,768	1,375,841	1,517,105	191,941
Total shareholders’ equity	253,953	1,246,534	1,357,105	171,698

(1)	Working capital is current assets less current liabilities.

RISK FACTORS

You should carefully consider the specific risk factors set forth below as well as the other information contained or incorporated by reference in this prospectus before deciding to invest in the notes. Some factors in this section are “forward-looking statements.” See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to our Business

We are dependent on two products, our HIFU tumor therapy system and our ECLIA system. A reduction in revenues of either product would cause our revenues to decline and could materially harm our business.

Sales of our HIFU tumor therapy system and our ECLIA system accounted for 58% and 42%, respectively, of our total revenues for the six months ended September 30, 2006. Any reduction in revenues from sales of either our HIFU tumor therapy system or our ECLIA system will have a direct negative impact on our business, financial condition and results of operations. Due to this lack of product diversification, an investment in our company may entail more risk than investments in companies that offer a wider variety of products or services. In addition, we may be unable to develop or acquire new products or technologies that would enable us to diversify our business and reduce our dependence on these two products.

If we fail to increase awareness and acceptance of our HIFU tumor therapy system in the medical community and among patients, we will not be able to grow or even sustain our business.

Our HIFU tumor therapy system uses a relatively new, high intensity focused ultrasound technology that is very different from conventional treatments for tumors, such as surgery, radiotherapy and chemotherapy. As of September 30, 2006, we have sold over 250 units of our HIFU tumor therapy system. To achieve greater penetration of the potential market in China, we must increase market awareness and use of our HIFU tumor therapy system, which depends on, among other things, the following:

•	the general levels of awareness and acceptance in the medical community and among patients of HIFU technology and our HIFU tumor therapy system;

•	the effectiveness of our HIFU tumor therapy system, which we intend to further investigate through long-term studies;

•	the relative costs and benefits of treatment using our HIFU tumor therapy system as compared to other treatments;

•	the financial or other benefits gained by hospitals that use our HIFU tumor therapy system;

•	the amount of resources we have available to increase product awareness and to educate potential purchasers and users of our HIFU tumor therapy system;

•	our ability to continue to develop and enhance our HIFU tumor therapy system;

•	our ability to provide good technical support and customer service; and

•	our ability to keep up with technological changes and remain competitive.

We may not have the financial and operational resources required to promote awareness and acceptance of our HIFU tumor therapy system as widely or rapidly as is necessary to grow or sustain our business. Even if we were to devote a substantial portion of our resources to promoting our product, we may not succeed in raising the levels of awareness and acceptance of our HIFU tumor therapy system as quickly as is necessary to grow or sustain our business, if at all. If we fail to increase awareness and acceptance of our HIFU tumor therapy system in the medical community and among patients, we will not be able to grow, or even sustain, our business as planned and our financial condition and results of operations will be harmed.

We may not succeed in continuing to develop a market for our ECLIA system.

We only began marketing and selling our ECLIA system in September 2004. The success of our ECLIA system depends on several factors, including our ability to:

•	successfully promote product awareness of our ECLIA system in China;

•	competitively price our ECLIA system, including the ECLIA analyzer and reagent kits;

•	develop new reagent kits to expand the applications of our ECLIA system and to monitor and diagnose new diseases and disorders;

•	select effective distributors; and

•	comply with new or changing regulatory requirements and obtain additional regulatory approvals or clearances for new reagent kits in a timely manner.

Luminescence immunoassay technology is a well established method of clinical diagnosis. As a result, our ECLIA system is competing in a market in which there are already many established industry players. We cannot assure you that we will be able to successfully market or sell our ECLIA system in the future. We also cannot assure you that our ECLIA system, or any future enhancements to our ECLIA system, will generate adequate revenue to offset our investments and costs in acquiring, developing or marketing our ECLIA system. If there is insufficient demand for our ECLIA system, our business, financial condition and results of operations may be harmed. In addition, any announcement of new products, services or enhancements by us or our competitors may cause our customers to cancel or postpone purchasing decisions for our existing products in anticipation of these new products, services or enhancements.

The long-term effectiveness of HIFU medical devices for tumor treatment has not been proven.

HIFU therapy for tumors is a relatively new type of tumor therapy. We sold our first HIFU tumor therapy system in November 1999. Although current studies on the use of HIFU medical devices for tumor treatment, including our HIFU tumor therapy system, have shown a reduction in short-term side effects compared to radiotherapy and chemotherapy and suggest an improvement in long-term results, there are presently very few long-term studies of over five years on the effectiveness of using HIFU technology for the treatment of tumors. We plan to participate in future long-term studies of the effectiveness of our HIFU tumor therapy system. If these studies fail to confirm the effectiveness of our HIFU tumor therapy system or other HIFU medical devices, our sales could decline. In addition, some of the data produced in currently available studies were not randomized and/or included small patient sample sizes. Consequently, the results of these studies may not be representative of the results that may be achieved in studies involving larger patient sample sizes. Moreover, there may be other clinical studies published on our HIFU tumor therapy system of which we are not aware and which contain different conclusions with respect to the safety, effectiveness or other aspects of our technologies. Our customers and users of our products may conclude that our HIFU tumor therapy system is not an acceptable treatment regimen, that the technologies underlying our system are ineffective or unsafe, or that our system is less effective or safe than other therapies. This could result in a decrease in our sales, which would have a material adverse effect on our business, results of operations and financial condition.

If we fail to protect our intellectual property rights, our competitors may take advantage of our proprietary technology and know-how and compete directly against us.

Our success depends, in part, on our ability to protect our proprietary technologies. In China, we own seven invention patents and six utility patents directed towards various aspects of our HIFU tumor therapy system and one utility patent relating to our ECLIA system. We also have 12 invention patent applications and seven utility patent applications pending, which are directed towards our HIFU tumor therapy system and ECLIA system. We have also made applications for four patents directed toward our HIFU technology in each of the following countries outside China: the United States, the United Kingdom, Germany, Japan, South Korea, Saudi Arabia and

India. As of December 31, 2006, we had been granted all of the four patents we have applied for in the United Kingdom. Due to the different regulatory bodies and varying requirements in these countries, we cannot assure you that we will be able to obtain patent protection for all or any aspects of our HIFU technology in all or any of these countries. We have not applied for any patents outside of China for our ECLIA system. The process of seeking patent protection can be lengthy and expensive, and we cannot assure you that our patent applications will result in patents being issued or that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantage. Our patents and patent applications may be challenged, invalidated or circumvented in the future. We cannot assure you that our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, do not have, and will not develop, products that compete directly with our products despite our intellectual property rights.

We also rely on trade secrets, proprietary know-how and other non-patentable technology, which we seek to protect through non-disclosure agreements with employees. We cannot assure you that these non-disclosure agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets, proprietary know-how and other non-patentable technology will not otherwise become known to, or be independently developed by, our competitors.

Implementation and enforcement of PRC intellectual property-related laws has historically been deficient and ineffective, and is hampered by corruption and local protectionism. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. The experience and capabilities of PRC courts in handling intellectual property litigation varies, and outcomes are unpredictable. Further, such litigation may require significant expenditure of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation.

We may be exposed to intellectual property infringement and other claims by third parties, which, if successful, could cause us to pay significant damage awards and incur other costs.

Our success also depends in large part on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. As litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims. The validity and scope of claims relating to medical device technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. The defense and prosecution of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be costly and time consuming, with unpredictable outcomes, and may significantly divert the efforts and resources of our technical and management personnel. Courts in some jurisdictions in China are inexperienced in these types of cases, and may be influenced by local protectionism. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability, including damage awards, to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our products or subject us to injunctions preventing the manufacture and sale of our products. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

We are dependent on a small number of distributors for a significant portion of our revenues, and this dependence is likely to continue in the future.

For the fiscal year ended March 31, 2006 and the six months ended September 30, 2006, sales to our top five customers accounted for 62% and 49% of our revenues, respectively. These customers are distributors of medical devices and supplies. We do not have long-term contracts with our distributors, but rather typically sell to them on a unit-by-unit basis. We expect that a substantial portion of our sales will continue to be generated by a relatively small group of distributors that may change from year to year. Because our main product, the HIFU tumor therapy system, is sold at a relatively high unit price, the size and timing of individual orders can have a significant effect on our quarterly results. We cannot assure you that any distributor will continue to purchase our products at the same levels as in prior years or that such relationships will continue. We expect that in any given period a relatively small, and changing, number of distributors will continue to account for a significant portion of our revenues. If we are unable to manage our distributor network, our reputation among end users of our products and our revenues may be adversely affected.

Our business strategy to grow through acquisitions of new products or technologies may result in integration costs, failures and dilution to existing shareholders.

An important business strategy of ours is to acquire medical technologies with significant market potential and bring them to the market. We continue to seek suitable opportunities both inside and outside China to acquire new products or technologies, particularly those that could assist us in advancing our current products, technologies and market penetration, or in expanding our product offerings or technologies. If we decide to acquire another company or its assets in order to obtain its products or technologies, we would face a number of risks including consummating the acquisition on unfavorable terms and not obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations and managing remote operations, potential loss of key employees, diversion of management’s attention from core business operations, assumption of contingent liabilities and incurrence of potentially significant write-offs, which may adversely affect our business or results of operations. In addition, if we consummate such an acquisition through an exchange of our securities, our existing shareholders could suffer dilution.

Rapid growth and a rapidly changing operating environment may strain our limited resources.

Our growth strategy includes our efforts to build our brand, increase market penetration of our HIFU tumor therapy system and grow our ECLIA system sales by targeting small- and medium-sized hospitals in China. This growth strategy requires significant capital resources, and we may not generate an adequate return on our investment. Our growth may involve the acquisition of new technologies, businesses, products or services or the creation of strategic alliances in areas in which we do not currently operate. This could require our management to develop expertise in new areas, manage new business relationships and attract new types of customers. We may also experience difficulties integrating these acquired businesses, products or services into our existing business and operations. The success of our growth strategy also depends in part on our ability to utilize our financial, operational and management resources and to attract, train, motivate and manage an increasing number of employees. The success of our growth strategy depends on a number of internal and external factors, such as:

•	the growth of the market for medical devices and supplies in China;

•	competition from other manufacturers of HIFU tumor therapy devices and alternative methods of tumor therapy; and

•	competition from other companies that offer IVD systems in China,

many of which are beyond our control. We may not be able to implement our growth strategy successfully or manage our expansion effectively.

Our limited operating history makes evaluating our business and prospects difficult.

We commenced operations in July 1999, and delivered the first commercial unit of our HIFU tumor therapy system in November 1999. We only started to market and sell our ECLIA system in September 2004. As a result, we have a limited operating history which may not provide a meaningful basis for you to evaluate our business, financial performance and prospects. We may not have sufficient experience to address the risks frequently encountered by early-stage companies, and as a result we may not be able to:

•	maintain profitability;

•	preserve our leading position in the market of HIFU tumor therapy devices;

•	diversify our revenue sources by successfully marketing and selling our ECLIA system;

•	acquire and retain customers;

•	attract, train, motivate and retain qualified personnel;

•	keep up with evolving industry standards and market developments;

•	increase the market awareness of our products;

•	respond to competitive market conditions;

•	maintain adequate control of our expenses;

•	manage our relationships with our suppliers and distributors; or

•	protect our proprietary technologies.

If we are unsuccessful in addressing any of these risks, our business may be materially and adversely affected.

We are controlled by a major shareholder and its affiliated entities, and their interests may not be aligned with the interests of our other shareholders.

As of December 31, 2006, Chengxuan International Ltd., or Chengxuan, and its affiliated entities beneficially owned approximately 26% of our outstanding ordinary shares. Chengxuan could exert substantial influence over matters such as electing directors and approving material mergers, acquisitions or other business combination transactions.

The interests of Chengxuan may differ from the interests of our other shareholders. We, Chengxuan, Golden Meditech (BVI) Company Ltd., or Golden Meditech, and General Electric Company (or one or more of its wholly owned subsidiaries), or GE, entered into a shareholders’ agreement in June 2005. The rights and obligations contained in the shareholders’ agreement may be terminated by written agreement among Chengxuan, Golden Meditech and GE. If any of Chengxuan’s, Golden Meditech’s or GE’s ownership interest in our company falls below 5% of our outstanding shares, calculated on a fully diluted basis, such shareholder will cease to be a party to the June 2005 shareholders’ agreement and will no longer have any rights or obligations under that agreement. On June 21, 2006, GE’s ownership interest in our company fell below 5% of our outstanding shares and ceased to be a party to the shareholders’ agreement. On October 4, 2006, Golden Meditech’s interest in our company fell below 5% of our outstanding shares and ceased to be a party to the shareholders’ agreement. As of December 31, 2006, GE and Golden Meditech no longer held any of our ordinary shares.

Pursuant to the June 2005 shareholders’ agreement, if Chengxuan is offered a business opportunity that is primarily based in China and that competes with our HIFU business, it will provide us with notice of its intention to pursue such business opportunity and use reasonable efforts to enable us to participate in such project if we express an interest in doing so.

In addition, the contractual rights discussed above, together with the concentration of ownership of Chengxuan, may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders. In cases where the interests of our significant shareholders are aligned and they vote together, these shareholders will also have the power to prevent or cause a change in control. In addition, Chengxuan could divert business opportunities from us to itself or others.

We are highly dependent on senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new technologies and applications and the enhancement of our existing products. In particular, we rely substantially on our chairman and chief executive officer, Mr. Xiaodong Wu, to manage our operations. We also depend on our key research personnel such as Mr. Xiaolin Yang and Mr. Houqing Zhu. In addition, we also rely on customer service personnel for the installation and support of our products and on marketing and sales personnel, engineers and other personnel with technical and industry knowledge to market, sell, install and service our products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them, in particular Mr. Wu, Mr. Yang or Mr. Zhu, would have a material adverse effect on our business and operations. Competition for senior management and research and development personnel is intense, and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key research and development personnel that we lose. In addition, if Mr. Wu, Mr. Yang, Mr. Zhu or any other member of our senior management or key research and development personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key research and development personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key research and development personnel.

We compete for qualified personnel with other medical technology companies, medical device and supplies manufacturers, universities and research institutions. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We rely on single-source suppliers to provide materials and major components. A significant interruption in supply could prevent or limit our ability to accept and fulfill orders for our products.

We purchase all our materials and major components from third-party suppliers and assemble our products in-house. We currently rely on single-source suppliers to provide a majority of our materials and major components. We do not currently have any long-term supply contracts. Our purchases are made on a purchase order basis. If the supply of certain materials, components or services were interrupted, our own manufacturing process would be delayed. We may be unable to secure alternative sources of supply in a timely and cost-effective manner. The ultrasound imaging system and the treatment bed, two of the major components of our HIFU tumor therapy system, are manufactured by GE and Beijing Tianyuan Kehui Company Ltd., or Beijing Tianyuan Kehui, respectively, based on our specifications. If we are unable to obtain these components from GE and Beijing Tianyuan Kehui, it may be difficult to find alternate suppliers that can provide replacement parts of sufficient quality according to our specifications. We purchase the materials for our ECLIA system and reagent kits from various domestic and international suppliers, some of which are our sole supplier for certain materials. The failure of any of these suppliers to provide materials to us, particularly if we are unable to obtain these materials from alternative sources on a timely basis or on commercially reasonable terms, could impair our ability to manufacture our ECLIA system and reagent kits or increase our costs. We also plan to increase the production and sales of our products in the future. If we are unable to obtain required materials and components that meet our production standards in sufficient quantities or at acceptable cost, we will be unable to increase our production and sales as planned. Failure to obtain adequate supplies of materials, components or services in a timely and cost-effective manner could delay our delivery to our customers. This could harm our reputation, cause us to lose sales, and force us to use more expensive sources of supply, which could significantly increase our production costs and harm our operating results. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

We need to expand our existing sales force and distribution network to maintain and grow our business and revenues.

We currently market and sell our HIFU tumor therapy system through several third-party distributors and our own direct sales force. We market and sell our ECLIA system through a number of third-party distributors. As part of our growth plan, we intend to increase the number of distributors we utilize to distribute our HIFU tumor therapy system and ECLIA system. We have limited experience in managing a large distributor network. We cannot assure you that we will be able to maintain or develop our relationships with third-party distributors. If we fail to do so, our sales could fail to grow or could even decline, and our ability to grow our business could be adversely affected. The expansion of our distribution network is also likely to require a significant investment of financial resources and management efforts, and the benefits, if any, that we gain from such an expansion may not be sufficient to generate an adequate return on our investment.

Our costs could substantially increase if we experience a significant number of warranty claims.

We provide 12-month product warranties against technical defects of our HIFU tumor therapy system and ECLIA analyzer. Our product warranty requires us to repair all mechanical malfunctions and, if necessary, replace defective components. Historically, we have received a limited number of warranty claims for our HIFU tumor therapy system. As we only began selling our ECLIA analyzer in September 2004, we currently do not have sufficient historical data on the warranty claims for our ECLIA analyzer. Consequently, the costs associated with our warranty claims have historically been relatively low. We generally do not accrue any liability for potential warranty claims at the time of sales, but rather at the time claims are actually made. If we experience an increase in warranty claims or if our repair and replacement costs associated with warranty claims increase significantly, we will begin to incur liabilities for potential warranty claims at the time of sale of our products. An increase in the frequency of warranty claims or amount of warranty costs may harm our reputation and could have a material adverse effect on our financial condition and results of operations.

Our operations might be interrupted by the occurrence of a natural disaster or other catastrophic events.

All of our manufacturing and research and development facilities are located in a single location in Beijing, China. We do not maintain back-up facilities, so we depend on our manufacturing and other facilities for the continued operation of our business. Natural disasters or other catastrophic events, including power interruptions, water shortages, storms, fires, earthquakes, terrorist attacks and wars could disrupt our operations. We might suffer losses as a result of business interruptions and our operations and financial results might be materially and adversely affected. Moreover, any such event could delay our research and development programs.

If we are unable to successfully operate and manage our manufacturing operations, we may experience a decrease in revenues.

As we ramp up our manufacturing operations to accommodate our planned growth, we may encounter difficulties associated with increasing production scale, including shortages of qualified personnel to operate our equipment, assemble our products or manage manufacturing operations, as well as shortages of key raw materials or components for our products. In addition, we may also experience difficulties in producing sufficient quantities of products or in achieving desired product quality. If we are unable to successfully operate and manage our manufacturing operations to meet our needs, we may not be able to provide our customers with the quantity or quality of products they require in a timely manner. This could cause us to lose customers and result in reduced revenues.

Our business may suffer if we are unable to collect payments from our customers on a timely basis.

Our distributors and other customers must make a significant commitment of capital to purchase our products. Any downturn in the businesses of our distributors and other customers could reduce their willingness or ability to pay us. We have historically been able to collect substantially all of our receivable balances. Consequently, we have not found it necessary to provide an allowance for doubtful accounts historically. The failure of any of our distributors to make timely payments could require us to recognize an allowance for doubtful accounts, which could have a material adverse effect on our results of operations and financial condition.

Fluctuations in our quarterly operating results could cause our ADS price to decline.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter depending upon numerous factors. Our third and fourth fiscal quarters, ending December 31 and March 31, respectively, have historically been our strongest. We believe that the relatively stronger performance of our third and fourth fiscal quarters has been largely due to the budget cycles of hospitals in China. Hospitals in China typically make their capital expenditure decisions, such as decisions on whether to purchase our HIFU tumor therapy system, between June and December. Based on orders during that period, our HIFU tumor therapy systems are usually shipped to customers between September and March, which are our third and fourth fiscal quarters. Other factors that may affect the fluctuation of our quarterly operating results include changes in pricing policies by us or our competitors, the length of our sales cycle, the timing and market acceptance of new product introductions and product enhancements by us or our competitors, customer order deferrals in anticipation of new or enhanced products offered by us or our competitors, the loss of key sales personnel or distributors, changes in government policies or regulations and a downturn in general economic conditions in China. Furthermore, because we have historically sold a relatively small number of our main product, the HIFU tumor therapy system, at a relatively high unit price, the size and timing of each individual order have a particularly significant effect on our results of operations in any given quarter. Many of these factors are beyond our control, and you should not rely on our results of operations for prior quarters as an indication of our results in any future period. As our revenues vary significantly from quarter to quarter, our business is difficult to predict and manage, and our quarterly results could fall below investor expectations, which could cause our ADS price to decline.

We are subject to product liability exposure and have limited insurance coverage.

As our main product, the HIFU tumor therapy system, is a medical device for the treatment of patients, we are exposed to potential product liability claims in the event that the use of our products causes or is alleged to have caused personal injuries or other adverse effects. A successful product liability claim against us could require us to pay substantial damages. Product liability claims against us, whether or not successful, are costly and time-consuming to defend. Also, in the event that our products prove to be defective, we may be required to recall or redesign such products. We have a product liability insurance policy with an annual aggregate insured amount of RMB4.0 million ($0.5 million) to cover potential product liability arising from the use of our HIFU tumor therapy system. However, as the insurance industry in China is still in an early stage of development, product liability insurance available in China offers limited coverage compared to coverage offered in many other countries. As a result, future liability claims could be excluded from our policies or exceed the coverage limits of our policies. We also cannot assure you that product liability insurance will continue to be available on commercially reasonable terms, if at all. To date, we have not been subject to any product liability claim, but we cannot assure you that such claim will not be brought against us in the future. A product liability claim, with or without merit, could result in significant adverse publicity against us, and could have a material adverse effect on the marketability of our products and our reputation, which in turn, could have a material adverse effect on our business, financial condition and results of operations. In addition, we do not have any business interruption insurance coverage for our operations. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Our future capital needs are uncertain and we may need to raise additional funds in the future.

We may require additional cash resources in the future due to:

•	changes in business conditions or other future developments;

•	the receipt of, and the time and expenses required to obtain and maintain, regulatory clearances and approvals;

•	the resources we devote to developing, marketing and producing our products;

•	our ability to identify and our desire or need to pursue acquisitions or other investments; and

•	the extent to which our products generate market acceptance and demand.

We cannot assure you that our revenues will be sufficient to meet our operational needs and capital requirements. In addition, we cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our shareholders.

If a poll is not demanded at our shareholder meeting, voting will be by show of hands and shares will not be proportionately represented. Shareholder resolutions may be passed without the presence of the majority of our shareholders in person or by proxy.

Voting at any of our shareholder meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any shareholder present in person or by proxy. If a poll is demanded, each shareholder present in person or by proxy will have one vote for each ordinary share registered in his name. If a poll is not demanded, voting will be by show of hands and each shareholder present in person or by proxy will have one vote regardless of the number of shares registered in his name. In the absence of a poll, shares will therefore not be proportionately represented. In addition, the quorum required for our shareholder meetings consists of shareholders who hold at least one-third of our ordinary shares being present at a meeting in person or by proxy. Therefore, subject to the requisite majorities, shareholder resolutions may be passed at our shareholder meetings without the presence of the majority of our shareholders in person or by proxy.

If we fail to achieve and maintain effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act, we may suffer a loss of investor confidence which may have a material adverse effect on the trading price of our ADSs.

We are subject to reporting obligations under the U.S. securities laws. SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on such company’s internal control over financial reporting in its annual report, which must also contain management’s assessment of the effectiveness of our internal control over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting. These requirements will first apply to our annual report on Form 20-F for the fiscal year ending March 31, 2008. We cannot assure you that our management will be able to conclude that our internal control over financial reporting is effective when the requirements of Section 404 become applicable to us. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may still conclude that our internal control is not effective. Furthermore, during the course of evaluation, documentation and attestation, we may identify weaknesses and deficiencies that we may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to achieve and maintain effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act, we could suffer a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our ADSs, result in lawsuits being filed against us by our shareholders or otherwise harm our reputation. Furthermore, we have incurred and anticipate that we will continue to incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Our reported earnings could decline if we recognize impairment losses on intangible assets relating to our acquisition of the ECLIA technology.

As a result of our acquisition of the ECLIA technology in August 2004, we have recorded certain intangible assets which are amortized over their respective estimated useful lives and are tested for impairment by us annually or more frequently if an event occurs or a circumstance develops that would likely result in impairment. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal or business climate, an adverse regulatory action or unanticipated competition. In the future, we could recognize impairment losses on intangible assets and that impairment could result in a charge to our reported results of operations, which would cause our reported earnings to decline.

Changes in accounting standards regarding stock option plans may have a material adverse effect on our reported earnings, may harm our ability to attract and retain employees, and may also negatively impact our results of operations.

Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payments,” or SFAS 123R, which we adopted for our fiscal period beginning April 1, 2006, requires all companies to recognize as an expense the fair value of stock options granted to employees. Prior to February 2005, we did not have any stock option plan, so we did not incur any share-based compensation charges. On February 2, 2005, we adopted our 2005 stock option plan and have, to date, granted options to acquire 800,000 of our ordinary shares. Prior to April 1, 2006, we accounted for these options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB 25, and its related interpretations, which require us to recognize compensation expense for stock options we grant where the exercise price is less than the deemed fair value of our ordinary shares on the date of the grant and were not required to record share-based compensation charges if the stock option exercise price equals or exceeds the deemed fair value of our ordinary shares at the date of grant. However, beginning on April 1, 2006, we started to account for the compensation costs for stock options using a fair-value based method and recognize expenses in our consolidated statement of income in accordance with the relevant U.S. GAAP rules, which may have a material and adverse effect on our reported earnings. Moreover, the additional expenses associated with the grant of options may reduce the attractiveness of granting stock options. However, if we reduce the scope of our employee stock option plan, we may not be able to attract and retain key personnel, as stock options play an important role in employee recruitment and retention. Accordingly, our results of operations will be negatively impacted if we grant options pursuant to our 2005 stock option plan as an employee recruitment and retention tool.

Risks Related to Our Industry

In order to manufacture and market our products, we are required to obtain various authorizations from governmental regulatory authorities in China. In some cases, we have been operating without these authorizations, which could subject us to significant penalties.

Under a regulation enacted by the SFDA in September 2002, reagents are required to be registered either as biological reagents, which are subject to regulatory controls similar to those governing pharmaceutical products, or chemical and bio-chemical reagents, which are subject to regulatory controls similar to those governing medical devices. We are required to obtain a registration certificate for each IVD reagent prior to selling that reagent. Of the 56 reagents that we market, 30 are covered by registration certificates. Of these 30 registration certificates, 26 are in our name and four have been issued in the name of Beijing Weixiao Biological Technology Development Co., Ltd. (the Company from which we purchased our ECLIA technology in August 2004), rather than in our name, and these registrations have not been updated as required by regulation. Of the 26 reagents we currently sell for which we do not have registration certificates, we have submitted registration applications for 21.

As a result, we are marketing 26 IVD reagents without the necessary registration certificates. We may not be able to obtain registration certificates for these IVD reagents or for any reagents that we develop in the future. Moreover, we may not be able to arrange for the transfer to us of the IVD registration certificates currently issued in the name of Beijing Weixiao.

We are also required to obtain a registration certificate from the SFDA in order to sell our HIFU tumor therapy system. We obtained the necessary registration certificate in 2003. As this certificate will expire in January 2007, we will need to renew the registration by re-submitting an application and obtaining SFDA approval. Renewing our registration certificate entails submission of various information and the review of that submission by the applicable regulatory authorities. We may not be able to obtain a renewal in a timely fashion or at all.

We believe that no additional approval from the SFDA will be required for our third generation HIFU product; however, the SFDA may interpret these regulations differently than we, and we may be required to obtain additional approval from the SFDA for this product. If we are unable to renew our registration certificate or obtain re-approval for our third generation HIFU tumor therapy system in a timely manner, we may not be able to market this product.

The Chinese regulatory authorities may bring enforcement actions against us for past or on-going non-compliance with these regulations. These enforcement actions could result in fines, injunctions and civil penalties, recall or seizure of our products, the imposition of operating restrictions, partial suspension or complete shut down of our production facilities and criminal prosecution. Moreover, regulatory agencies in China are known to periodically, and sometimes abruptly, change their enforcement practices, and so prior enforcement activity, or lack of enforcement activity, is not necessarily predictive of future actions. Any enforcement actions against us could have a material and adverse effect on us and the market price of our ADSs.

New product development in the medical device and supply industry is both costly and labor-intensive and has a very low rate of successful commercialization.

Our success will depend in part on our ability to enhance our existing products and technologies and to develop and acquire new products or technologies. The development process for medical technology is complex and uncertain, as well as time-consuming and costly. Product development requires the accurate assessment of technological and market trends as well as precise technological execution. We cannot assure you that:

•	our product or technology development will be successfully completed;

•	necessary regulatory clearances or approvals will be granted by the SFDA or other regulatory bodies as required on a timely basis, or at all; or

•	any product or technology we develop can be commercialized or will achieve market acceptance.

Also, we may be unable to locate suitable products or technologies to acquire or acquire such products or technologies on commercially reasonable terms. Failure to develop or acquire, obtain necessary regulatory clearances or approvals for, or successfully commercialize or market potential new products or technologies could have a material adverse effect on our financial condition and results of operations.

Competition in the markets in which we operate is expected to increase in the future.

Our HIFU tumor therapy system competes with both existing and emerging alternative treatment methods for tumors, including other tumor therapy devices that use similar technologies. Competition in the markets in which we operate is expected to increase in the future. For our HIFU tumor therapy system, we believe that competition comes from new and existing manufacturers of HIFU tumor therapy devices, as well as traditional cancer treatment methods such as surgery, radiotherapy and chemotherapy. In addition, we also compete with other minimally invasive treatments, including radio frequency ablation, microwave thermo-coagulation and cryosurgery, and targeted therapeutics. We believe that other companies offer HIFU technology for the treatment of tumors including EDAP TMS S.A., or EDAP, Focus Surgery, Inc., or Focus Surgery, and InSightec. According to Focus Surgery’s website, its HIFU product is being used in China; and although no other overseas-based company currently offers or sells its products in China, they may choose to enter the China market in the future, either independently or in cooperation with our existing competitors in China. In China, competitors for our HIFU tumor therapy system include Chongqing Haifu Technology Co., Ltd., or Chongqing Haifu, and Shanghai A&S Science Technology Development Co., Ltd., or Shanghai A&S. Our ECLIA system competes with IVD systems and reagents offered in the China market by many established international companies, including Abbott Diagnostics, Bayer AG, Beckman Coulter, Diagnostic Products Corporation, PerkinElmer, Inc., Johnson & Johnson and Roche Group. There are also a number of China-based manufacturers who also offer luminescence immunoassay systems but their market shares are relatively small.

Certain of our existing and potential competitors have significantly greater financial, research and development, sales and marketing, personnel resources and other resources than we do. Competition will intensify as other companies enter our markets. Competing companies may succeed in developing products that are more effective or less costly than those that we may offer, and these companies may also be more successful in marketing their products. Competing companies may also introduce competitive pricing measures that adversely affect our sales levels and margins. If we do not adequately address our competitive challenges, we could lose sales and market share and fail to grow our business as planned, which would have a material adverse effect on our financial condition, results of operations and future growth.

In addition, we believe that corrupt practices in the healthcare industry in China still occur. In order to increase sales, certain manufacturers or distributors of medical devices may pay kickbacks to hospital personnel who make procurement decisions. We prohibit our employees from engaging in such practices and, to our knowledge, none of our distributors engages in such practices. However, as competition intensifies in the medical device and supplies industry in China, we may lose sales, customers or contracts to competitors to the extent we or our distributors refuse to engage in such practices.

The tumor therapy and IVD industries are characterized by constant technological change, and if we fail to respond effectively to technological changes, we could lose our competitive advantage.

The tumor therapy and IVD industries in which we currently compete are characterized by:

•	changing technologies;

•	frequent new product introductions and enhancements;

•	changing customer needs; and

•	product obsolescence.

To develop new products and designs, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. Failure to do so could cause us to lose our competitive position and have a material adverse effect on our revenues in the future.

The price and sales of our HIFU tumor therapy system may be adversely affected by reductions in treatment fees by the Chinese government.

Treatment fees for HIFU tumor therapy, like many other medical treatments, are subject to prices set by provincial governments in China, and these prices can be adjusted downward or upward from time to time. If the treatment fees for HIFU tumor therapy are reduced by the government, some hospitals and distributors may be discouraged from buying our HIFU tumor therapy system, which would reduce our sales. We may need to decrease the price of our HIFU tumor therapy system to provide hospitals acceptable returns on their purchases. We cannot assure you that our business or results of operations will not be adversely affected by a reduction in treatment fees for HIFU tumor therapy in the future.

Governmental and private health insurers may not provide sufficient, or any, coverage for the use of our HIFU tumor therapy system.

Our ability to market and sell our HIFU tumor therapy system to hospitals will depend in part on the availability of governmental and private health insurance in China for treatments using our HIFU tumor therapy system. The insurance coverage for treatments using new medical devices, such as our HIFU tumor therapy system, is subject to significant uncertainty and varies from region to region, as local government approvals for such coverage must be obtained in each geographic region in China. In addition, provincial governments may change, reduce or eliminate the government insurance coverage currently available for HIFU tumor therapy. We cannot assure you that adequate third-party insurance coverage will be generally available for patients who elect to use our HIFU tumor therapy system for the treatment of tumors. In the absence of sufficient medical insurance coverage for the use of our HIFU tumor therapy system, patients may choose alternative treatment methods that are covered by insurance, and hospitals may use their limited funds to buy products for these alternative treatments, which would reduce demand for our products and, consequently, our sales. If this occurs, our business, results of operations and financial condition could be materially and adversely affected.

Any product recall could have a material adverse effect on our business, results of operations and financial condition.

Complex medical devices, such as our HIFU tumor therapy system, can experience performance problems that require review and possible corrective action by the manufacturer. From time to time, we receive reports from users of our products relating to performance problems they have encountered. We expect that we will continue to receive customer reports regarding performance problems they encounter through the use of our products. Furthermore, component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient might occur. Any serious failures or defects could cause us to withdraw or recall products, which could result in significant costs such as repair and product replacement costs. We cannot assure you that market withdrawals or product recalls will not occur in the future, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Doing Business in China

Adverse changes in political, economic and other policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially and adversely affect our competitive position.

All of our business operations are conducted in China, and all of our sales are made in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including:

•	the extent of government involvement;

•	the level of development;

•	the growth rate;

•	the control of foreign exchange;

•	the allocation of resources;

•	an evolving regulatory system; and

•	lack of sufficient transparency in the regulatory process.

While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The Chinese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in China is still owned by the Chinese government. The continued control of these assets and other aspects of the national economy by the Chinese government could materially and adversely affect our business. The Chinese government also exercises significant control over Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Chinese government to slow the pace of growth of the Chinese economy could result in decreased capital expenditure by hospitals, which in turn could reduce demand for our products.

Moreover, the political relationship between the United States, Europe, or other Asian nations and China is subject to sudden fluctuation and periodic tension. Changes in political conditions in China and changes in the state of foreign relations are difficult to predict and could adversely affect our operations or cause our services to become less attractive. This could lead to a decline in our profitability.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on overall economic growth and the level of healthcare investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

Future changes in laws, regulations or enforcement policies in China could adversely affect our business.

Laws, regulations or enforcement policies in China, including those regulating medical devices and supplies, are evolving and subject to future change. For example, under a regulation enacted by the SFDA in September 2002, reagents are required to be registered with the SFDA and are subject to regulatory controls. To date, we have obtained SFDA registrations and/or approvals for 30 of the 56 reagents we sell and are in the process of obtaining the required registrations and/or approvals for our other reagents. Moreover, in October 2004, the SFDA imposed certain good manufacturing practice, or GMP, requirements for IVD reagents. As a result, all manufacturers of IVD reagents were obligated to meet GMP standards by January 1, 2006. We are currently in compliance with such GMP requirements and have obtained GMP certification for our ECLIA system in November 2005. Future changes in laws, regulations or administrative interpretations, or stricter enforcement policies by the Chinese government, could impose more stringent requirements on us, including fines or other penalties. Changes in applicable laws and regulations may also increase our operating costs. Compliance with such requirements could impose substantial additional costs or otherwise have a material adverse effect on our business, financial condition and results of operations. These changes may relax some requirements, which could be beneficial to our competitors or could lower market entry barriers and increase competition. Further, regulatory agencies in China may periodically, and sometimes abruptly, change their enforcement practice. Therefore, prior enforcement activity, or lack of enforcement activity, is not necessarily predictive of future actions. Any enforcement actions against us could have a material and adverse effect on us and the market price of our ADSs. In addition, any litigation or governmental investigation or enforcement proceedings in China may be protracted and may result in substantial cost and diversion of resources and management attention, negative publicity, damage to our reputation and decline in the price of our ADSs.

We rely on dividends paid by our subsidiary for our cash needs.

We are a holding company, and we rely on dividends paid by our wholly owned subsidiary, YDME Beijing, for our cash needs, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. The payment of dividends in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. YDME Beijing is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves. These reserves are not distributable as cash dividends. In addition, if YDME Beijing incurs debt on its own behalf in the future, the instruments governing the debt may restrict YDME Beijing’s ability to pay dividends or make other distributions to us.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

We receive all of our revenues in Renminbi, which currently is not a freely convertible currency. A portion of our revenues may be converted into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, YDME Beijing is able to pay dividends in foreign currencies without prior approval from the State Administration of Foreign Exchange, or the SAFE, by complying with certain procedural requirements. However, we cannot assure you that the PRC government will not take future measures to restrict access to foreign currencies for current account transactions.

YDME Beijing’s ability to obtain foreign exchange is subject to significant foreign exchange controls and, in the case of amounts under the capital account, requires the approval of and/or registration with PRC government authorities, including the SAFE. In particular, if YDME Beijing borrows foreign currency loans from us or other foreign lenders, it must do so within approved limits that satisfy its approval documentation and PRC debt to equity ratio requirements. Further, such loans must be registered with the SAFE. If we finance YDME Beijing by means of additional capital contributions, the amount of these capital contributions must first be approved by the relevant government approval authority. These limitations could affect the ability of YDME Beijing to obtain foreign exchange through debt or equity financing.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of Renminbi into foreign currencies, including U.S. dollars, has historically been set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a band against a basket of certain foreign currencies, determined by the Bank of China, against which it can rise or fall by as much as 0.3% each day. This change in policy resulted in an approximately 5.0% appreciation in the value of the Renminbi against the U.S. dollar to date. Since the adoption of this new policy, the value of Renminbi against the U.S. dollar has fluctuated on a daily basis within narrow ranges, but overall has further strengthened against the U.S. dollar. There remains significant international pressure on the PRC government to further liberalize its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. As we import certain materials and supplies for reagent kits from the United States, Finland and Sweden, fluctuations in the value of the Renminbi against the currencies of those countries may increase the cost of our reagent kits. In addition, as we rely entirely on dividends paid to us by our wholly owned subsidiary YDME Beijing, any significant revaluation of the Renminbi may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on, our ADSs in foreign currency terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Our business benefits from certain government incentives. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

The PRC government has provided various incentives to high technology companies, including YDME Beijing, in order to encourage development of the high technology industry. Such incentives include reduced tax rates and other measures. For example, as a high technology company operating in an approved economic-technological development area, YDME Beijing is entitled to an EIT rate of 15%, compared to an EIT rate of 33% applicable to most PRC companies. This classification also qualified YDME Beijing to a 50% reduction in EIT rate to 7.5% during the three calendar years ended December 31, 2002, 2003 and 2004. In addition, as a “foreign-invested advanced technology enterprise” certified by the Beijing Commerce Bureau, YDME Beijing is entitled to a reduced EIT rate of 10% for the three calendar years ending December 31, 2007. The reduced EIT rate will expire on December 31, 2007, after which the EIT rate of YDME Beijing will return to 15%. For the three fiscal years ended March 31, 2004, 2005 and 2006 and the six months ended September 30, 2006, YDME Beijing incurred income tax expense of RMB4.9 million, RMB11.9 million, RMB18.1 million ($2.3 million) and RMB11.6 million ($1.5 million), respectively. If YDME Beijing had not had a reduced EIT rate of 7.5% for the two calendar years ended December 31, 2003 and 2004 and 10% for the calendar year ended December 31, 2005, it would have had an EIT rate of 15%, and our income tax expense for the three fiscal years ended March 31, 2004, 2005 and 2006 and the six months ended September 30, 2006 would have been RMB9.5 million, RMB17.6 million, RMB31.1 million ($3.9 million) and RMB17.6 million ($2.2 million), respectively.

Additionally, any adverse changes to the PRC’s Corporate Income Tax Law may adversely affect the taxation of YDME Beijing and/or remittances by YDME Beijing to us. To date, the PRC government has not disclosed any details as to the changes in tax law slated for consideration. However, it is believed that among the possible changes are elimination of tax holidays and other incentives, increases in tax rates and imposition of a dividend withholding tax. Historically, we have benefited from tax holidays and incentives. The extent and timing of any such changes in the PRC’s tax laws is uncertain and it is not known whether any transitional or other relief will be granted to companies such as YDME Beijing that have already established operations in China. If adopted, these changes could significantly increase our tax expense.

YDME Beijing is also entitled to a refund of VAT on the sales of self-developed software embedded in our HIFU tumor therapy system, which we recognize as part of our net revenues under U.S. GAAP. In the fiscal year ended March 31, 2006 and the six months ended September 30, 2006, VAT refunds accounted for 6.2% and 5.7% of our revenues, respectively. According to the Circular on Certain Policies Concerning VAT issued by State Tax Bureau on November 28, 2005 (the “Circular”), certain embedded software is no longer eligible for VAT refund. However, based on the interpretation of the Circular by the State Tax Bureau of the Beijing Economic Development Zone, we have continued to receive VAT refunds on our software to date. We cannot assure you that the State Tax Bureau of the Beijing Economic Development Zone or other PRC tax authorities will not change their view on the nature or the tax treatment of our software in the future. Any change in the interpretation of the Circular by the State Tax Bureau of the Beijing Economic Development Zone or other PRC tax authorities may discontinue VAT refunds on our software and may have a material adverse impact on our financial condition and results of operations.

Any increase of YDME Beijing’s EIT rate, changes in the PRC tax laws or regulations or any reduction or cancellation of the VAT refund in the future could have a material adverse effect on our financial condition and results of operations.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may limit our ability to acquire PRC companies and adversely affect the implementation of our strategy as well as our business and prospects.

In 2005, the SAFE issued a number of rules regarding offshore investments by PRC residents. The currently effective rule, known as SAFE Notice 75, was issued in October 2005. It requires PRC residents to register with and receive approvals from the SAFE in connection with certain offshore investment activities. Since we are a Cayman Islands company that is controlled by Chengxuan, the controlling shareholder of which is Mr. Xiaodong Wu, our Chairman and a PRC resident, we are affected by the registration requirements imposed by SAFE Notice 75. YDME Beijing is also affected by SAFE Notice 75. Any failure by Mr. Wu or Chengxuan to comply with SAFE Notice 75, or change in SAFE policy and regulations in respect of Notice 75, could adversely affect us in a variety of ways.

SAFE Notice 75 provides, among other things, that prior to establishing or assuming control of an offshore company for the purpose of transferring to that offshore company assets of, or equity interests in, an enterprise in the PRC, each PRC resident (whether a natural or legal person) who is an ultimate controller of the offshore company must complete prescribed registration procedures with the relevant local branch of the SAFE. Such PRC resident must amend his or her SAFE registration under certain circumstances, including upon any further transfer of equity interests in, or assets of, an onshore enterprise to the offshore company as well as any material change in the capital of the offshore company, including by way of a transfer or swap of shares, a merger or division, a long-term equity or debt investment or the creation of any security interests in favor of third parties.

SAFE Notice 75 applies retroactively and to indirect shareholdings. PRC residents who have established or acquired direct or indirect control of offshore companies that have made onshore investments in the PRC in the past are required to complete the registration procedures by March 31, 2006.

The failure or inability of a PRC resident shareholder to receive any required approvals or make any required registrations could subject the PRC subsidiary to fines and legal sanctions, restrict the offshore company’s additional investments in the PRC subsidiary, or limit the PRC subsidiary’s ability to make distributions or pay dividends offshore.

Due in part to the lack of implementing rules and uncertainties relating to the interpretation and implementation of SAFE Notice 75, its effect on companies such as ours is difficult to predict.

Mr. Xiaodong Wu, who is subject to the above registration requirements, has made the required SAFE registration with respect to his investment in Chengxuan and our company. He has submited prior to the March 31, 2006 deadline the application for the required amendment to his SAFE registration in connection with our August 2005 initial public offering. Similarly, Mr. Wu has also submitted, within 30 days of the follow-on offering, an application for additional amendment to his SAFE registration in connection with the follow-on offering.

Further, we have established two entities in the British Virgin Islands, CMED Technologies Ltd., on January 9, 2006 and CMED Diagnostics Ltd. on January 11, 2006. The SAFE may interpret SAFE Notice 75 to require that Mr. Wu should submit a SAFE registration with respect to the establishment of these two entities within 30 days of the establishment of the respective entity. Mr. Wu has not submitted such registration, and he has advised us that he does not intend to submit such SAFE registration with respect to the two entities.

If Mr. Wu, whose actions we do not control, fails to comply with the registration procedures set forth in SAFE Notice 75, or if the SAFE determines that Mr. Wu should have previously made filings with respect to the offshore subsidiaries, YDME Beijing could be subject to fines and legal penalties, or the SAFE could impose restrictions on YDME Beijing’s foreign exchange activities, including the payment of dividends and other distributions to us or our affiliates and YDME Beijing’s ability to receive capital from us. Any of these actions could, among other things, materially and adversely affect our business operations, acquisition opportunities and financing alternatives.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries and affiliated entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of the offering of the notes in November 2006 or any further offerings, as an offshore holding company of our PRC operating subsidiaries and affiliated entities, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations and approvals. For example, loans by us to our wholly owned subsidiaries in China, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange in China, or the SAFE, or its local counterpart.

We may also decide to finance our wholly owned subsidiaries by means of capital contributions. These capital contributions must be approved by the Ministry of Commerce in China or its local counterpart. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our subsidiaries or any of their respective subsidiaries. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely and materially affect our liquidity and our ability to fund and expand our business.

We face risks related to health epidemics and outbreaks of contagious diseases, including avian influenza and Severe Acute Respiratory Syndrome, or SARS.

Our business could be adversely affected by the effects of avian influenza, SARS or other epidemics or outbreaks of contagious diseases. There have been recent reports of outbreaks of a highly pathogenic avian influenza, or avian flu, caused by the H5N1 virus in certain regions of Asia and Europe. In 2005 and 2006, there have been reports on the occurences of avian flu in various parts of China, including a few confirmed human cases. An outbreak of avian flu in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, particularly in Asia. Additionally, a recurrence of SARS, a highly contagious form of atypical pneumonia, similar to the occurrence in 2003 which affected China, Hong Kong, Taiwan, Singapore, Vietnam and certain other countries, would also have similar adverse effects. The 2003 SARS outbreak significantly and adversely affected our revenues and, consequently, our profitability. Since all of our operations and substantially all of our customers and suppliers are based in Asia, an outbreak of avian flu, SARS or other contagious diseases in China, other places in Asia or elsewhere, or the perception that such outbreak could occur, and the measures taken by the governments of countries affected, would adversely affect our business, financial condition or results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreaks of avian flu, SARS or any other epidemics.

Risks Related to Our Securities

The notes are subordinated to our existing and future senior indebtedness.

The notes are unsecured and contractually subordinated in right of payment to our existing and future senior indebtedness. In the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. The indenture does not limit the creation of additional senior indebtedness (or any other indebtedness). Any significant additional senior indebtedness incurred may also materially adversely impact our ability to service our debt, including the notes. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the notes. As of the date of this prospectus, we have no senior indebtedness outstanding. We anticipate that from time to time we may incur additional indebtedness, including senior indebtedness.

The notes are effectively subordinated to the liabilities of our existing subsidiaries and any of our future subsidiaries.

The notes are not guaranteed by our existing subsidiaries or any future subsidiaries and, accordingly, the notes are effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries, including those of YDME Beijing, through which we conduct substantially all of our operations. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiaries. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of December 31, 2006, our subsidiaries had no indebtedness outstanding (excluding inter-company liabilities and contingent liabilities).

There are no restrictive covenants in the indenture for the notes relating to our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby and indebtedness that is senior in right of payment to the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Fluctuations in the price of our ADSs may impact the price of the notes and make them more difficult to resell.

Because the notes are convertible into our ADSs, volatility or depressed prices for our ADSs could have a negative effect on the trading price of the notes. Holders who receive ADSs upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our ADSs.

The make whole premium that may be payable upon conversion in connection with a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate. The make whole payment is described under the section titled “Description of the Notes—Make Whole Premium Upon a Fundamental Change.” While the make whole premium is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the make whole amount is only an approximation of such lost value and may not adequately compensate you for such loss.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the Indenture.

The term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. The term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our ordinary shares in a merger or similar transaction is publicly traded ordinary shares. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See the section titled “Description of the Notes—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder.”

If you hold notes, you are not entitled to any rights with respect to our ADSs, but you are subject to all changes made with respect to our ADSs.

If you hold notes, you are not entitled to any rights with respect to our ADSs (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ADSs), but you are subject to all changes affecting the ADSs. You will only be entitled to rights on the ADSs if and when we deliver ADSs to you in exchange for your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or articles of association requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the ADSs, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our ADSs.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. We may also be required to issue additional shares upon conversion or provide for conversion into the acquirer’s capital stock in the event of certain fundamental changes.

If we issue a cash dividend on our ordinary shares, U.S. investors may be deemed to have received a taxable dividend without the receipt of any cash.

If we issue any cash dividend on our ordinary shares in the future, the conversion rate will be adjusted and U.S. investors may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “Certain United States Federal Income Tax Consequences—Constructive Distributions.”

We may be considered a passive foreign investment company, which could result in adverse U.S. tax consequences for U.S. investors.

We do not believe that we are, for United States federal income tax purposes, a passive foreign investment company (a “PFIC”), and we expect to operate in such a manner so as not to become a PFIC. We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, our PFIC status may be determined in large part based on the market price of our ADSs, which is likely to fluctuate (and may fluctuate considerably given that market prices of technology companies have been especially volatile). Accordingly, fluctuations in the market price of the ADSs and the underlying ordinary shares may result in our being a PFIC for any year. Thus, there can be no assurance that we will not be considered a

PFIC for our current taxable year or any future taxable year. If we are or become a PFIC, U.S. investors could be subject to additional United States federal income taxes on gain recognized with respect to the ADSs or ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. investors will not be eligible for reduced rates of taxation on any dividends received from us prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. See “Certain United States Federal Income Tax Consequences—Passive Foreign Investment Company.”

It is possible that non-corporate U.S. investors holding our ADSs will be ineligible for the favorable U.S. federal income tax treatment that applies to dividend income received from certain corporations.

It is intended that a holder of ADSs be treated as the holder of the underlying ordinary shares represented by those ADSs for U.S. federal income tax purposes. Under such characterization, dividend income on the ordinary shares would pass through to holders and deposits or withdrawals of ordinary shares for ADSs should not be subject to U.S. federal income tax. However, the Deposit Agreement permits the Depository to take actions with respect to the ordinary shares and ADSs that may be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. investors, and no assurance can be given that the Internal Revenue Service will not challenge the treatment described above. Accordingly, holders should consult their own tax advisors concerning the effect of owning ADSs.

The market price for our ADSs may be volatile.

The market price for our ADSs has been and may continue to be subject to significant fluctuations. Since August 10, 2005, the intraday sales prices of our ADSs on the Nasdaq National Market have ranged from US$14.95 to US$44.93 per ADS, and the last reported sale price on January 24, 2007 was US$24.97 per ADS. The price of our ADSs may fluctuate in response to factors including the following:

•	announcements of technological or competitive developments;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	governmental developments in China, such as changes in fiscal policies or developments relating to the regulatory or health care reimbursement environment, affecting us or our competitors;

•	announcements of studies and reports relating to the effectiveness or safety of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other medical technology companies;

•	addition or departure of our senior management and key research and development personnel;

•	any litigation, governmental investigation or enforcement proceedings brought against us by authorities and industry regulators in China or elsewhere;

•	release or expiry of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales of additional ordinary shares or ADSs, or the perception that such sales might occur.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Our articles of association contain anti-takeover provisions that could adversely affect the rights of holders of our ordinary shares and ADSs.

Our articles of association contain provisions that could limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors issues preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be adversely affected.

Holders of ADSs have fewer rights than shareholders and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights as holders of our ordinary shares and may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, if the vote is by show of hands, the depositary will vote the deposited securities in accordance with the voting instructions received from a majority of holders of ADSs that provided timely voting instructions. If the vote is by poll, the depositary will vote the deposited securities in accordance with the voting instructions it timely receives from ADS holders. In the event of poll voting, deposited securities for which no instructions are received will not be voted. Under our articles of association, the minimum notice period required to convene a general meeting is seven days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ordinary shares are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

You may be subject to limitations on transfers of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

If you are an ADS holder, your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings, and you may not receive cash dividends if it is impractical to make them available to you.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to ADS holders in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary will not make rights available you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

In addition, the depositary of our ADSs has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property, in which event you would not receive such distribution.

We are a Cayman Islands company, and because the rights of shareholders under Cayman Islands law differ from those under U.S. law, you may have difficulty protecting your shareholder rights.

We are an exempted company with limited liability incorporated under Cayman Islands law, and substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers reside outside the United States, and a substantial portion of their assets is located outside of the United States. As a result, it may be difficult for you to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or executive officers.

Our corporate affairs are governed by our articles of association, the Companies Law (2004 Revision) and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, shareholders in Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States and will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

There is uncertainty regarding whether Cayman Islands courts would:

•	recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	impose liability against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction of a fixed sum that is not contrary to natural justice or the public policy of the Cayman Islands without retrial on the merit.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests with respect to actions taken by our management, directors or major shareholders than they would as public shareholders of a U.S. company.

USE OF PROCEEDS

All sales of the notes or ADSs issuable upon conversion of the notes, including our ordinary shares represented by the ADSs, will be by or for the account of the selling securityholders listed in “Selling Securityholders.” We will not receive any proceeds from the sale by any selling securityholder of the notes or the ADSs issuable upon conversion of the notes, including the ordinary shares represented by the ADSs. The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the notes or ordinary shares underlying the ADSs issuable upon conversion of the notes, but the selling securityholders will pay any commissions, discounts and other compensation to any broker-dealers through whom any such selling securityholder sells any of the notes or the ADSs issuable upon conversion of the notes, including the ordinary shares represented by the ADSs.

The net proceeds from the offering of up to 5,345,230 ADSs from time to time by us will be used for general corporate purposes and for acquisitions of businesses, products and technologies that we believe will complement our existing business.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. The ratios are calculated by dividing earnings by fixed charges.

	Fiscal Year Ended March 31,					Six Months Ended September 30, 2006
	2002	2003	2004	2005	2006
Ratios of earnings to fixed charges(1)	10.91	17.59	594.70	26,060.40	—	—

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expenses.

PRICE RANGE OF OUR AMERICAN DEPOSITARY SHARES

The ADSs of China Medical Technologies, Inc. are listed and traded on the Nasdaq Global Select Market under the symbol “CMED.” Set forth below, for the applicable periods indicated, are the high and low sales prices per ADS as reported by the Nasdaq Global Select Market.

	High	Low
Quarterly Highs and Lows
Third Quarter 2005 (from August 10)	$23.99	$14.95
Fourth Quarter 2005	42.60	18.69
First Quarter 2006	44.93	25.56
Second Quarter 2006	30.92	18.30
Third Quarter 2006	28.69	22.21
Monthly Highs and Lows
July 2006	22.72	18.50
August 2006	24.73	21.15
September 2006	23.50	19.50
October 2006	26.64	22.21
November 2006	29.00	24.05
December 2006	27.47	24.11
January 2006 (through January 24)	27.40	24.20

On January 24, 2007, the last reported closing sale price of our ADSs on the Nasdaq Global Select Market was $24.97 per ADS.

DIVIDEND POLICY

Dividends of RMB39.2 million in respect of the calendar years 2001 and 2002 and of RMB28.2 million in respect of the calendar year 2003 were approved by our shareholders in February and March 2004, respectively, and were subsequently paid. We have not declared any cash dividends since March 2004.

We rely principally on dividends paid to us by YDME Beijing, our wholly owned subsidiary in China, for our cash requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. In China, the payment of dividends is subject to limitations. PRC regulations currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Under current PRC laws, regulations and accounting standards, YDME Beijing is required to allocate at least 10% of its after-tax profits to its general reserves. Allocation to these reserves is not required after these reserves have reached 50% of the registered capital of YDME Beijing. In addition, at the discretion of its board of directors, YDME Beijing may allocate a portion of its after-tax profits to its enterprise expansion funds and staff welfare and bonus funds. Staff welfare and bonus funds may not be distributed to equity owners.

Our board of directors has complete discretion as to whether we will distribute dividends in the future. We, however, intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. Even if our board of directors decides to distribute dividends, the form, frequency and amount of our dividends will depend upon our future operations and earnings, capital requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Any dividend we declare will be paid to the holders of ADSs, subject to the terms of the deposit agreement and applicable laws, to the same extent as holders of our ordinary shares, less the fees and expenses payable under the deposit agreement. Any dividend we declare will be distributed by the depositary bank to the holders of our ADSs. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Annual Report on Form 20-F for the year ended March 31, 2006 and also the September 30, 2006 condensed consolidated financial statements furnished on Form 6-K, which are incorporated by reference herein.

The following table sets forth our capitalization as of November 30, 2006.

As of November 30, 2006
RMB
(in thousands, except for share numbers)
Long-term debt:
Convertible notes	1,175,100

Total long-term debt	1,175,100

Share capital:
Ordinary shares, $0.10 par value; 500,000,000 shares authorized; 273,600,001 shares issued and outstanding as of November 30, 2006(1)	225,125
Additional paid-in capital	740,573
General reserve fund	22,275
Prepaid forward purchase of ADSs(2)	(235,020)
Accumulated other comprehensive loss-cumulated translation adjustments	(18,252)
Retained earnings	436,026

Total shareholders’ equity	1,170,727

Total capitalization	2,345,827

(1)	Excludes the 800,000 ordinary shares issuable upon the exercise of options outstanding as of November 30, 2006 and the 29,200,000 ordinary shares reserved for future issuance under our 2005 stock option plan.
(2)	Approximately US$30 million of the net proceeds from the issuance of the notes was used to purchase ADSs by entering into a prepaid forward purchase contract with affiliates of Merrill Lynch for 1,163,692 ADSs to be physically settled in November 2011, or on such earlier dates as contemplated by the terms of the contract.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are denominated in Renminbi. Periodic reports made to shareholders are expressed in Renminbi with translations of Renminbi amounts into U.S. dollars at the then current exchange rate solely for the convenience of the reader. Conversions of Renminbi into U.S. dollars in this prospectus are based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus were made at a rate of RMB7.9040 to $1.00, the noon buying rate in effect as of September 29, 2006. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade. On January 24, 2007, the noon buying rate was RMB7.7705 to $1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per $1.00)
2002	8.2800	8.2770	8.2800	8.2669
2003	8.2767	8.2772	8.2800	8.2765
2004	8.2765	8.2768	8.2771	8.2765
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	7.8041	8.0702
July 2006	7.9690	7.9897	8.0018	7.9690
August 2006	7.9538	7.7922	8.0000	7.9538
September 2006	7.9040	7.9334	7.9533	7.8965
October 2006	7.8785	7.9018	7.9168	7.8728
November 2006	7.8340	7.8622	7.8750	7.8303
December 2006	7.8041	7.8219	7.8350	7.8041
January 2006 (through January 24)	7.7705	7.7922	7.8127	7.7705

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

DESCRIPTION OF THE NOTES

We issued the notes under the indenture, dated as of November 21, 2006, between China Medical Technologies, Inc., as issuer, and Wilmington Trust Company, a banking corporation duly organized and existing under the laws of the State of Delaware, as trustee and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America, as paying agent, conversion agent, registrar and transfer agent. As used in this description of the notes, the words “our company,” “we,” “us,” “our” or “CMED” refer only to China Medical Technologies, Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us.

General

The notes are general unsecured senior subordinated obligations of CMED and are subordinate in right of payment to all of our existing and future senior indebtedness, including trade payables, as described under the section titled “—Subordination of Notes.” The notes rank equal in right of payment to all of our other senior subordinated indebtedness, if any, and senior in right of payment to all of our subordinated indebtedness, if any. The notes effectively rank junior to our existing and future secured indebtedness to the extent of the assets securing such indebtedness.

The notes are limited to $150,000,000 aggregate principal amount. The notes will mature on November 15, 2011. The notes were issued in denominations of $1,000 or in integral multiples of $1,000. The notes are payable at the principal corporate trust office of the paying agent.

The notes bear cash interest at the rate of 3.5% per year on the principal amount from the issue date, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on May 15 and November 15 of each year, beginning on May 15, 2007, to holders of record at the close of business on the May 1 or the November 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, November 21, 2006) through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. Interest is calculated using a 360-day year composed of twelve 30-day months. A “business day” is any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us at the option of a holder. We may not reissue a note that has matured or been converted, has been purchased by us at your option or otherwise cancelled, except for registration of transfer, exchange or replacement of such note. No sinking fund is provided for the notes.

Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar are each Citibank, N.A. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of senior indebtedness, as defined below under “—Subordination of Notes,” or any other indebtedness. The indenture also does not contain any covenants or other provisions to afford protection to holders of the notes in the event of a highly leveraged transaction or a change of control of CMED except to the extent described under “—Fundamental Change Permits Purchase of Notes by us at the Option of the Holder” and “—Make Whole Premium Upon a Fundamental Change.”

Subordination of Notes

The payment of the principal, premium, if any, and any interest amount on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture. The payment of the principal, premium, if any, and any interest amount on the notes will rank equally in right of payment with any future senior subordinated indebtedness of ours.

We may not make any payment on the notes or purchase or otherwise acquire the notes if:

•	A default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•	Any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us.

We are required to resume payments on the notes:

•	in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist; and

•	in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since our receipt of the prior payment blockage notice; and

•	all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, liquidation, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

The notes are our exclusive obligations. A significant portion of our operations and sales are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries do not guarantee the notes or have any obligation, contingent or otherwise, to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore, our right to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of the date of this prospectus, neither we nor any of our subsidiaries had any senior indebtedness outstanding.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the note holders.

“designated senior indebtedness” means our obligations under any particular senior indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or any related agreements or documents to which we are a party) expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness).

“indebtedness” means, without duplication:

(1) all of our indebtedness, obligations and other liabilities (contingent or otherwise) for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof) (other than any trade accounts payable or other accrued current expense or liabilities incurred in the ordinary course of business in connection with the obtaining of materials or services);

(2) all of our reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities (contingent or otherwise)

(a) in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

(b) as lessee under other leases for facilities equipment (and related assets leased together therewith), whether or not capitalized, entered into or leased for financing purposes (as determined by us), or

(c) under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease)

which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles, including without limitation, synthetic lease obligations);

(4) all of our obligations (contingent or otherwise) with respect to an interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(5) all of our direct or indirect guarantees, agreements to be jointly liable or similar agreements in respect of, and obligations or liabilities (contingent or otherwise) to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

(6) any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

(7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

“senior indebtedness” means the principal, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of CMED, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by CMED, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee, thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes;

(2) any indebtedness of CMED to any of our subsidiaries;

(3) indebtedness evidenced by the notes; and

(4) any obligation for federal, state, local or other taxes.

“senior subordinated indebtedness” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness of ours that is not senior indebtedness.

Conversion Rights

The holders of notes may, at any time until the close of business on the business day immediately preceding the final maturity date of the notes, convert all or a portion of their notes into our American Depositary Shares, or ADSs, at an initial conversion rate of 31.0318 ADSs per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $32.23 per ADS). Each ADS represents ten of our ordinary shares, par value $0.10 per share. See the section titled “Description of Share Capital” and the section titled “Description of American Depositary Shares” below. Upon conversion of a note, in lieu of delivering our ADSs, we may satisfy our conversion obligation with cash or a combination of cash and our ADSs, as described below under the caption “—Settlement Upon Conversion.” Holders may convert notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no adjustment will be made on conversion of any notes for interest accrued thereon or dividends paid on any of our ADSs.

The conversion rate is subject to adjustment as described below. In addition, upon conversion in connection with any transaction that constitutes a fundamental change, we will pay, to the extent described under “—Make Whole Premium Upon Fundamental Change,” a make whole premium to holders of notes upon the conversion of their notes by issuing additional ADSs to the notes. A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity.

To convert a note, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver a copy of the conversion notice by facsimile with an original to follow to the conversion agent;

•	surrender the note to the conversion agent either at its principal corporate office if notes have been certificated or by means of electronic book entry transfer;

•	if required, pay interest as provided in the next third succeeding paragraph;

•	if required by the conversion agent, furnish appropriate endorsements, signature guarantees and transfer documents;

•	if required, furnish written acknowledgements, certifications and agreements in connection with the issuance of ADSs by the depositary upon deposit of our ordinary shares;

•	if required, pay any documentary, stamp or similar issue or transfer tax or fee due upon the issuance and delivery of ADSs upon conversion; and

•	prior to the issuance of ADSs, pay the applicable fees of the depositary for the issuance of ADSs as described under the deposit agreement.

To convert interests in a global note, a holder must comply with the applicable procedures of DTC. The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the ADSs (or any cash in lieu thereof) received by the holder on conversion. The holder will have no discretion to choose to receive interest payments in cash or ADSs. Our delivery of ordinary shares to the depositary for the issuance to the holder of the full number of ADSs into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. However, notes surrendered for conversion by a holder during the period subsequent to the close of business on any regular record date to the opening of business on the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change repurchase date that falls on or after a regular record date and on or prior to the related interest payment date, (2) if notes have been surrendered for conversion following the regular record date immediately preceding the final maturity date, or (3) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a conversion of the notes, see “Certain United States Federal Income Tax Considerations.”

In accordance with the deposit agreement, dated August 9, 2005, by and among CMED, Citibank, N.A., as depositary, and the holders and beneficial owners of ADSs previously issued thereunder, we will undertake to deliver to the custodian thereunder, such ordinary shares required for issuance of the ADSs by the depositary upon conversion of the notes, plus delivery instructions for ADSs representing the applicable ordinary shares, a letter of consent in connection with any such deposit of ordinary shares and any other documentation required by the custodian and the depositary in connection with each deposit of ordinary shares and issuance of ADSs. The depositary will not be registered as a shareholder of CMED until the applicable conversion date. The delivery of ADSs by the depositary to converting holders or their designees will be governed by the terms of the deposit agreement.

Settlement Upon Conversion

In lieu of delivery of ADSs in satisfaction of our obligation upon conversion of the notes, we may elect to deliver cash or a combination of cash and ADSs. If we elect to do so, we will inform the holders of the method we choose to satisfy our obligation upon conversion of the notes no later than the second trading day immediately following the related conversion date.

If we choose to satisfy any portion of our conversion obligation in cash, we will specify the amount to be satisfied in cash as a fixed dollar amount. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle our conversion obligations arising on different trading days in the same manner.

If we elect to satisfy any portion of our conversion obligation in cash (other than cash in lieu of fractional ADSs or upon our election to always settle up to the principal amount in cash), the holders may retract their conversion notice at any time during the two trading day period beginning on the trading day after we have notified the holders of our method of settlement. We refer to this period as the “conversion retraction period,” and we refer to the last trading day in the conversion retraction period as the “retraction date.”

If a settlement is made entirely in ADSs, such settlement will occur as soon as practicable after the third trading day following the conversion date.

If a settlement is made entirely or partially in cash, such settlement (including cash and, if applicable, ADSs) will occur on the third trading day following the final trading day of the cash settlement averaging period (as defined below).

The settlement amount will be computed as follows:

1. If we elect to satisfy the entire conversion obligation in ADSs, we will deliver to the holder, in respect of each $1,000 principal amount of notes surrendered for conversion, a number of our ADSs equal to the conversion rate then in effect (provided that we will deliver cash in lieu of fractional ADSs).

2. If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, in respect of each $1,000 principal amount of notes surrendered for conversion, cash in an amount equal to the conversion value (as defined below).

3. If we elect to satisfy the conversion obligation in a combination of cash and ADSs, we will deliver to the holder, in respect of each $1,000 principal amount of notes surrendered for conversion:

•	an amount in cash equal to the lesser of (i) the conversion value and (ii) $1,000; and

•	if the conversion value is greater than $1,000, a number of ADSs per $1,000 principal amount of notes to be converted equal to the sum of the daily ADS amounts (as defined below) for each of the trading days in the cash settlement averaging period (provided that we will deliver cash in lieu of fractional ADSs).

The “cash settlement averaging period” means, in respect of a conversion date, the twenty consecutive trading day period beginning on the trading day following the retraction date.

The “conversion value” per $1,000 principal amount of notes will be an amount equal to the sum of the daily conversion value amounts (as defined below) for each of the trading days in the cash settlement averaging period.

The “daily conversion value amount” means, for each trading day of the cash settlement averaging period and for each $1,000 principal amount of notes, the amount equal to the closing sale price of our ADSs on such trading day multiplied by the conversion rate in effect on such trading day divided by 20.

The “daily ADS amount” means, for each trading day of the cash settlement averaging period and for each $1,000 principal amount of notes, a number of ADSs (but in no event less than zero) determined by the following formula:

(closing sale price on such trading day x applicable conversion rate) – $1,000 closing sale price on such trading day x 20

If an event requiring an anti-dilution adjustment occurs subsequent to any trading day and prior to delivery of the daily ADS amount for such share upon settlement, such daily ADS amount will be appropriately adjusted.

The term “trading day” means a day during which trading in securities generally occurs on the Nasdaq Global Select Market or if our ADSs are not listed on the Nasdaq Global Select Market, such other principal United States national or regional securities exchange on which our ADSs are listed, provided a trading day shall only include those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system. If our ADSs are not listed on a United States national or regional securities exchange, “trading day” will mean any business day.

The “closing sale price” of our ADSs on any date means the closing sale price of our ADSs (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the Nasdaq Global Select Market or, if our ADSs are not listed on the Nasdaq Global Select Market, on the principal other United States national or regional securities exchange on which such ADSs are traded or, if such ADSs are not listed on a United States national or regional securities exchange, as reported by the principal other market on which our ADSs are then traded. In the absence of the foregoing, the closing sale price will be an amount determined in good faith by our board of directors to be the fair value of such ADSs, and such determination shall be conclusive.

No fractional ADSs or securities representing fractional ADSs will be issued upon conversion. Any fractional interest in an ADS resulting from conversion will be paid in cash, on the settlement date, but based on the closing sale price at the close of business on the trading day immediately preceding the conversion date. The number of full ADSs that will be issuable upon conversion will be computed on the basis of the aggregate principal amount of the notes surrendered for conversion.

If a holder converts its notes, it will pay any documentary, stamp or similar issue or transfer tax or fee due upon the issuance and delivery of ADSs upon the conversion. If a holder converts its notes, it shall be required to pay, prior to the issuance of ADSs, the applicable fees of the depositary for the issuance of ADSs as described under the deposit agreement.

It is expected that any newly issued ADSs will be accepted into the book-entry system maintained by DTC, and no person receiving ADSs shall receive or be entitled to receive physical delivery of ADSs, except in the limited circumstances set forth in the deposit agreement.

We will agree to take all such actions and obtain all such approvals and registrations with respect to the conversion of the notes into ADSs and the issuance of such ADSs representing ordinary shares upon deposit of such ordinary shares in the ADS facility.

If our ADS facility maintained with the depositary is terminated for any reason, but such event does not constitute a “termination of trading” (as defined below in “Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder”) because our ordinary shares are then listed for trading on a U.S. national securities exchange or approved for listing on the Nasdaq Global Select Market or any U.S. system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, the notes will become convertible into, at our discretion, cash, ordinary shares or a combination of cash or ordinary shares. In such case, all references to our ADSs will be deemed to refer to our ordinary shares, all references to the “closing sale price” of our ADSs will be deemed to refer to the “closing sale price” of our ordinary shares, and other appropriate adjustments will be made to reflect such change.

If our ADS facility maintained with the depositary is terminated for any reason and such event does constitute a “termination of trading”, then the provisions of “Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder” and “Make Whole Premium Upon a Fundamental Change” shall apply.

We will adjust the conversion rate for certain events, including:

(1) the issuance of our ordinary shares as a dividend or distribution to holders of our ordinary shares;

(2) some subdivisions and combinations of our ordinary shares;

(3) the issuance to all holders of our ordinary shares of some rights or warrants entitling them for a period expiring within 60 days of such issuance to purchase our ordinary shares, or securities convertible into our ordinary shares, at less than, or having a conversion price per ordinary share less than, one-tenth of the average of the closing sale prices of our ADSs for the five consecutive trading days immediately preceding the first public announcement of the issuance;

(4) the dividend or other distribution to all holders of our ordinary shares, other than ordinary shares, or evidences of our indebtedness or our assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash;

(5) dividends or other distributions consisting exclusively of cash to all holders of our ordinary shares; and

(6) payments to holders in respect of a tender offer or exchange offer for our ordinary shares by us or any of our subsidiaries where the cash and fair market value of any such other consideration per ordinary shares of our company validly tendered or exchanged exceeds one-tenth of the closing sale price of our ADSs on the trading day following the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

In addition, to the extent that the number of ordinary shares represented by each ADS is changed, appropriate adjustments to the conversion rate adjustments described above (which may include ignoring such provision, if appropriate) will be made to reflect such change.

In the event that we pay a dividend or make a distribution to all holders of our ordinary shares consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our ADSs, in each case based on the average closing prices of those securities for the 20 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the Nasdaq Global Select Market or such other national or regional exchange or market on which the securities are then listed or quoted.

In addition, the indenture provides that upon conversion of the notes, holders will receive, to the extent that we elect to deliver ADSs upon such conversion, the rights related to such ADSs (or the ordinary shares represented thereby) pursuant to any future shareholder rights plan, whether or not such rights have separated from the ordinary shares or the ADSs at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

•	the issuance of such rights;

•	the distribution of separate certificates representing such rights;

•	the exercise or redemption of such rights in accordance with any rights agreement; or

•	the termination or invalidation of such rights.

Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to any rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the ADSs to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of ADSs on the date the rights become separable from the ordinary shares or ADSs. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our ordinary shares, other than changes resulting from a subdivision or combination;

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

•	a statutory share exchange

in each case as a result of which holders of our ordinary shares (including ordinary shares represented by ADSs) are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our ordinary shares (including ordinary shares represented by ADSs), the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our ordinary shares (including ordinary shares represented by ADSs) immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes “in connection with” the relevant fundamental change. In the event holders of our ordinary shares (including ordinary shares represented by ADSs) have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our ordinary shares (including ordinary shares represented by ADSs) are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earliest of (a) the deadline for elections to be made by our shareholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the trustee. In the event the effective date is delayed beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date.

The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days’ notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our ordinary shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

For United States federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See the section titled “Certain United States Federal Income Tax Considerations.” We will not be required to periodically adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate in effect at such time, provided, however, that we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. Notwithstanding the foregoing sentence, upon any conversion or at the maturity date, all adjustments not previously made will be made on the conversion date or maturity date, as applicable. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our ordinary shares or any securities convertible into or exchangeable for our ordinary shares or carrying the right to purchase our ordinary shares or any such security.

Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 38.7897 ADSs per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth above.

Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder

If a fundamental change occurs, each holder of notes will have the right, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of that holder’s notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

As soon as practicable following the announcement of such transaction, but in no event later than 3 trading days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the purchase date a fundamental change purchase notice stating among other things:

•	if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a holder’s fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business in the City of New York on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

In connection with any purchase offer in the event of a fundamental change, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Securities Exchange Act of 1934, or the Exchange Act, which may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change cash purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note either in certificated form or book-entry transfer, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change cash purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

If the paying agent holds money sufficient to pay the fundamental change purchase price of the note on the business day following the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

•	the acquisition by any person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of our shares entitling that person to exercise 50% or more of the total voting power of all of our shares entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

•	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding shares, and

•	pursuant to which holders of our shares immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all our shares entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

•	any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding ordinary shares into shares of common stock of the surviving entity.

Notwithstanding the foregoing, it will not constitute a change of control if 100% of the consideration for our shares (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of securities traded on a U.S. national securities exchange, including the Nasdaq Global Select Market, or which will be so traded when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such securities; provided that, with respect to an entity organized under the laws of a jurisdiction outside the U.S., such entity has a worldwide total market capitalization of its equity securities of at least three times the market capitalization of CMED before giving effect to the consolidation or merger.

A “termination of trading” will be deemed to have occurred if our ADSs are neither listed for trading on a U.S. national securities exchange nor approved for listing on the Nasdaq Global Select Market or any U.S. system of automated dissemination of quotations of securities prices, or traded in over-the-counter securities markets, and our ordinary shares are not so listed or approved for listing in the United States. For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of future indebtedness. Further, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under future indebtedness.

Make Whole Premium Upon a Fundamental Change

If a fundamental change, as defined above under the section titled “—Fundamental Change Permits Purchase of Notes By Us at the Option of the Holder,” occurs, we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by issuing additional ADSs upon conversion of the notes if and as required below. Any such make whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. A conversion of the notes by a holder will be deemed for these purposes to be “in connection with” a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date that is the 10th trading day prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the “effective date,” and the price, which we refer to as the “ADS price,” paid, or deemed to be paid, per our ordinary share in the transaction constituting the fundamental change, multiplied by the number of ordinary shares then represented by each ADS, subject to adjustment as described below. If holders of our ordinary shares receive only cash in the fundamental change, the ADS price shall be the cash amount paid per ordinary shares of our company, multiplied by the number of ordinary shares then represented by each ADS. In all other cases, the ADS price shall be equal to the average of the closing prices of our ADSs for each of the 10 trading days immediately prior to but not including the effective date.

The following table shows what the make whole premium would be for each hypothetical ADS price and effective date set forth below.

Make Whole Premium Upon a Fundamental Change (Number of Additional ADSs)

	Effective Date
ADS Price on Effective Date	Nov 21, 2006*	Nov 15, 2007	Nov 15, 2008	Nov 15, 2009	Nov 15, 2010	Nov 15, 2011
25.78	7.7579	7.7579	7.7579	7.7579	7.7579	0.0000
27.50	6.8579	6.3793	5.8868	5.3930	4.9558	0.0000
30.00	5.8540	5.3049	4.7017	4.0284	3.2360	0.0000
35.00	4.5348	3.9507	3.2865	2.5098	1.5322	0.0000
40.00	3.7320	3.1768	2.5463	1.8199	0.9566	0.0000
45.00	3.1981	2.6899	2.1168	1.4727	0.7533	0.0000
50.00	2.8212	2.3537	1.8451	1.2764	0.6588	0.0000
55.00	2.5409	2.1148	1.6554	1.1443	0.5951	0.0000
60.00	2.3157	1.9262	1.5070	1.0429	0.5447	0.0000
65.00	2.1305	1.7714	1.3866	0.9603	0.5027	0.0000
70.00	1.9744	1.6413	1.2853	0.8908	0.4667	0.0000
75.00	1.8406	1.5299	1.1985	0.8309	0.4355	0.0000
100.00	1.3773	1.1443	0.8977	0.6220	0.3265	0.0000

*	Original issue date of notes.

The hypothetical ADS prices and additional make whole ADSs set forth above are based on certain assumptions and are for illustrative purposes only.

The actual ADS price and effective date may not be set forth on the table, in which case:

•	if the actual ADS price on the effective date is between two ADS prices on the table or the actual effective date is between two effective dates on the table, the make whole premium will be determined by a straight-line interpolation between the make whole premiums set forth for the two ADS prices and the two effective dates on the table based on a 365-day year, as applicable;

•	if the ADS price on the effective date exceeds $100.00 per ADS, subject to adjustment as described below, no make whole premium will be paid; and

•	if the ADS price on the effective date is less than $25.78 per ADS, subject to adjustment as described below, no make whole premium will be paid.

The ADS prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted ADS prices will equal the ADS prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the ADS price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under the section titled “—Conversion Rights—Conversion Procedures,” other than by operation of an adjustment to the conversion rate by adding the make whole premium as described above.

Notwithstanding the foregoing, in no event will the conversion rate exceed 38.7897 ADSs per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate.

The additional make whole ADSs delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered promptly following the later of the settlement date for the conversion and the effective date of the fundamental change transaction.

Our obligation to deliver the additional make whole ADSs to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Events of Default and Acceleration

The following are events of default under the indenture:

•	default in the payment of any principal amount or fundamental change purchase price, including any make whole premium, due with respect to the notes, when the same becomes due and payable, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	default in payment of any interest (including additional interest) under the notes, which default continues for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture;

•	default in the delivery when due of ADSs and any cash (or any combination thereof) payable upon conversion with respect to the notes, which default continues for 15 days after such delivery date, whether or not such delivery is prohibited by the subordination provisions of the indenture;

•	our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of CMED for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $15 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

•	certain events of bankruptcy, insolvency or reorganization affecting us or our significant subsidiaries.

If an event of default shall have happened and be continuing, the trustee may and at the request of holders of not less than 25% in aggregate principal amount of the notes then outstanding shall declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

Consolidation, Mergers or Sales of Assets

The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entity to another person, other than to one or more of our wholly-owned subsidiaries, unless:

•	the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the Cayman Islands, the British Virgin Islands, Bermuda, Hong Kong, or the United States or any state thereof or the District of Columbia, and such corporation (if other than us) assumes all our obligations under the notes and the indenture;

•	after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

•	other conditions described in the indenture are met.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Modification

The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note or change the time of payment;

•	make the note payable in money or securities other than that stated in the note;

•	change the stated maturity of the note;

•	reduce the principal amount or fundamental change purchase price (including any make whole premium payable) with respect to the note;

•	make any change that adversely affects the right to require us to purchase the note;

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

•	change the currency of payment of principal of, or interest on, the note;

•	except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note;

•	modify the subordination provisions of the notes in a manner adverse to the holders of the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Without the consent of any holder of notes, the trustee and we may amend the indenture:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations or add guarantees in respect of the notes and the indenture;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to make any change to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to cure any ambiguity, omission, defect or inconsistency in the indenture; or

•	to make any changes of a formal, minor or technical nature or necessary to correct a manifest error or to comply with mandatory provisions of applicable law as evidenced by an opinion of counsel so long as such change does not adversely affect the rights of the holders of the notes in any material respect.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver ADSs or cash, or a combination thereof, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash, ADSs, or a combination thereof (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the daily conversion value amount, daily ADS amount and conversion value of the notes, the closing sale price of our ADSs, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Additional Amounts

All payments made by us under or with respect to the notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor are organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (and after deducting any taxes on the Additional Amounts) shall equal the amounts which would have been received by such holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(1) for or on account of:

a) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

i. the existence of any present or former connection between the holder or beneficial owner of such note, and the Relevant Jurisdiction other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

ii. the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

iii. the failure of the holder or beneficial owner to comply with a timely request from us or any successor, addressed to the holder or beneficial owner, as the case may be, to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required by law, regulation or administrative practice of the Relevant Jurisdiction to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

b) any estate, inheritance, gift, sale, transfer, capital gains, excise, personal property or similar tax, assessment or other governmental charge;

c) any tax, duty, assessment or other governmental charges that is payable otherwise than by withholding from payments under or with respect to the notes; or

d) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b) or (c); or

(2) with respect to any payment of the principal of, or premium, if any, or interest on, such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of the Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any note, such mention shall be deemed to include payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee, Paying Agent, Registrar and Conversion Agent

Wilmington Trust Company, a banking corporation duly organized and existing under the laws of the State of Delaware, is the trustee under the indenture for the notes and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America, is the registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book Entry; Form

We issued the notes in the form of one or more global securities. The global security was deposited with Citibank, N.A. as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into ADSs should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the section titled “Transfer Restrictions.” Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We have entered into a registration rights agreement with the initial purchaser. Pursuant to the registration rights agreement, we will use our commercially reasonable efforts to keep the registration statement effective until the earliest of: (1) the sale pursuant to the shelf registration statement of the notes and all of the ADSs issuable upon conversion of the notes, (2) the date when the holders, other than holders that are our “affiliates,” of the notes and the ADSs issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise and (3) the date that is two years from the last issuance of the notes.

We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and ADSs issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

From and after the date the shelf registration statement is first declared effective by the SEC, upon receipt of a completed questionnaire and such other information that we may reasonably request in writing, if any, we will use our commercially reasonable efforts to file any amendments or supplements to the shelf registration statement necessary for such holder to be named as a selling securityholder in the prospectus contained therein to permit such holder to deliver the prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus as discussed below; provided that we will not be required to file a post-effective amendment more than one time in any calendar quarter for all such holders. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the shelf registration statement.

We are permitted to suspend the use of the prospectus that is part of the shelf registration statement if our board of directors determines to do so for valid business reasons, including circumstances relating to pending corporate developments and similar events or public filings with the SEC for a period not to exceed 90 consecutive calendar days or an aggregate of 120 calendar days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

If:

(a) the shelf registration statement has not been filed with the SEC within 120 days after the original issuance of any of the notes;

(b) the shelf registration statement has not become effective within 210 days after the earliest date of original issuance of any of the notes;

(c) the registration statement shall cease to be effective or fail to be usable, except as permitted in the preceding paragraph, without being succeeded within seven business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

(d) the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a “registration default,” additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such additional interest begin to accrue, and will accrue at an additional rate per year equal to:

•	0.25% of the principal amount of the notes then outstanding to and including the 90th day following such registration default; and

•	0.50% of the principal amount of the notes then outstanding from and after the 91st day following such registration default.

In no event will additional interest accrue after the second anniversary of the date of issuance of the notes or at a rate per year exceeding 0.50% of the principal amount of the notes then outstanding. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into ADSs, the holder will not be entitled to receive any additional interest with respect to such ADSs or the principal amount of the notes converted.

This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 500,000,000 ordinary shares, par value $0.10.

Ordinary Shares

As of December 31, 2006, there were 273,600,001 ordinary shares issued and outstanding.

General. All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law (as amended) of the Cayman Islands.

Voting Rights. Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy.

A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our ordinary shares at the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings are held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate at least ten percent of our ordinary shares. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our second amended and restated memorandum and articles of association.

Transfer of Ordinary Shares. Subject to the restrictions of our articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

•	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of ordinary shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

•	the ordinary shares transferred are free of any lien in favor of us.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Liquidation. On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Ordinary Shares. Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our second amended and restated articles of association.

Variations of Rights of Shares. All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the unanimous written consent of the holders of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited consolidated financial statements.

Changes in Capital. We may from time to time by ordinary resolutions:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

General. The Companies Law is modeled after English law but does not follow many recent English law statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. However, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the dual majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such that a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted (within four months) by holders of 90.0% of the shares affected, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, the company itself will normally be the proper plaintiff in actions against directors, and derivative actions may not generally be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, required a special resolution, which was not obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self- dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our second amended and restated articles of association, provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Cayman Islands law and our second amended and restated articles of association, allow our shareholders holding not less than 10 per cent of the paid up voting share capital of the Company to requisition a shareholder’s meeting. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings. However, our second amended and restated articles of association require us to call such meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our second amended and restated articles of association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our second amended and restated articles of association, directors can be removed with cause, but only by the vote of holders of two-thirds of our shares, cast at a general meeting, or the unanimous written resolution of all shareholders, or upon written notice by the shareholder who nominated such director any time for any reason.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the Companies Law of the Cayman Islands and our second amended and restated articles of association, our company may be dissolved, liquidated or wound up only by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our second amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of two-thirds of the shares of such class or unanimous written resolution.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our second amended and restated memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association permits indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, fraud or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law to a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our second amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-Takeover Provisions in the Second Amended and Restated Memorandum and Articles of Association. Some provisions of the second amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our second amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Rights of Non-Resident or Foreign Shareholders. There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A., as the depositary under the deposit agreement, will issue the American Depositary Shares representing ordinary shares of par value of $0.10 per ordinary share of China Medical Technologies, Inc. (incorporated under the laws of Cayman Islands) and its successors, also referred to as ADSs. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs”. Each ADS will represent 10 ordinary shares (or the right to receive 10 ordinary shares) deposited with Citibank, N.A.—Hong Kong branch, as custodian. Each ADS will also represent securities, cash or other property deposited with the depositary but not distributed to ADS holders. The depositary’s principal office at which the ADSs will be administered is located at 388 Greenwich Street, New York, New York 10013. A copy of the deposit agreement is on file with the Securities and Exchange Commission under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the Securities and Exchange Commission’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549 or from the Securities and Exchange Commission’s website at www.sec.gov.

As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as an ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

We are providing you with a summary of the deposit agreement. You should read this summary together with the deposit agreement and the form of ADR attached thereto.

Dividends and Distributions

As an ADS holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

Distributions of Cash. Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the ADS holders.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to ADS holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

Distributions of Ordinary Shares. Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole numbers of new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by ADS holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights. Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to ADS holders. If registration under the Securities Act, or other applicable law is required, the depositary will not offer you the rights unless a registration statement covering the distribution of the rights and the underlying securities to all our ADS holders is effective. We are under no obligation to file a registration statement for any of these rights or underlying securities or to endeavor to cause a registration statement to be declared effective.

The depositary will establish procedures to distribute rights to purchase additional ADSs to ADS holders and to enable such ADS holders to exercise such rights only if the depositary determines that it is lawful and reasonably practicable to make the rights available to holders of ADSs, we make timely request that such rights be made available to ADS holders, and we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by ADS holders of rights to purchase new ordinary shares other than in the form of ADSs.

The depositary will not distribute the rights to you if:

•	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	we fail to deliver satisfactory documents to the depositary; or

•	it is not lawful and reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions. Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional ordinary shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if the depositary determines that it is reasonably practical to make such distribution, we make timely request that such distribution be made available to you, and we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions. Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

If the depositary determines that it is reasonably practicable to distribute such property to you, if we make timely request that such distribution be made available to you, and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:

•	we do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

•	we do not deliver satisfactory documents to the depositary; or

•	the depositary determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you or call for the exchange of your existing ADSs for new ADSs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given, that payment has been made to the depositary of the fees and charges of the depositary for accepting a deposit, issuing ADSs and all taxes and governmental charges and fees payable in connection with such deposit and the transfer of ordinary shares and the issuance of ADSs, and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

•	The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

•	You are duly authorized to deposit the ordinary shares.

•	The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities”, as defined in the deposit agreement.

•	The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split-Up of ADRs

As an ADS holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

•	ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADS holders under the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split-up, you must surrender the ADRs in question to the depositary with your request to have them combined or split-up, and you must pay all applicable fees, charges and expenses payable by ADS holders, under the terms of the deposit agreement, upon a combination or split-up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands law considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. The depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit. If you surrender a number of ADSs for withdrawal representing other than a whole number of ordinary shares, the depositary will either return the number of ADSs representing any remaining fractional ordinary shares or sell or cause to be sold the fractional ordinary shares represented by the ADSs you surrendered and remit the net proceeds of that sale to you net of fees, expenses, taxes and other governmental charges.

You will have the right to withdraw the securities represented by your ADSs at any time unless:

•	a temporary delay arises because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	you are subject to an undischarged obligation to pay fees, taxes and similar charges.

•	laws or regulations applicable to ADSs or the withdrawal of securities on deposit restrict such withdrawal.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

Voting at our shareholders meetings is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any shareholder present in person or by proxy. In the event of voting by show of hands, the depositary will vote the shares underlying the ADSs in accordance with the voting instructions received from a majority of holders of ADSs that provided timely voting instructions. In the event of poll voting, the depositary will vote the shares underlying the ADSs in accordance with the voting instructions it receives from ADS holders. In the event of poll voting, shares underlying the ADSs for which no instructions are received will not be voted by the depositary.

As an ADS holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs as described above. The voting rights of holders of ordinary shares are described in this prospectus under “Description of Share Capital—Voting Rights”.

At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder’s ADSs in accordance with such voting instructions. If the depositary timely receives voting instructions from a holder of ADSs, the depositary will cause the ordinary shares on deposit to be voted as follows: (a) in the event voting takes place at a shareholders’ meeting by show of hands, the depositary will instruct the custodian to vote all ordinary shares on deposit in accordance with the voting instructions received from a majority of the holders of ADSs who provided voting instructions; or (b) in the event voting takes place at a shareholders’ meeting by poll, the depositary will instruct the custodian to vote the ordinary shares on deposit in accordance with the voting instructions received from holders of ADSs. In the event of voting by poll, ordinary shares in respect of which no timely voting instructions have been received will not be voted.

Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted, except as described above.

Notices and Reports

The depositary will make available for inspection by ADS holders at its principal office any reports and communications, including any proxy soliciting material, received from us, which are both (a) received by the depositary as the holder of the deposited securities, and (b) made generally available to the holders of such deposited securities by us. However, such inspection shall not be for the purpose of communicating with holders of ADSs in the interest of a business matter other than the business of our company, or matters relating to the deposit agreement or the ADSs. The depositary will also, upon our written request, send to the ADS holders copies of such reports when furnished by us under the deposit agreement. Any such reports and communications, including any proxy soliciting material, furnished to the depositary by us will be furnished in English.

Fees and Charges

As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
Issuance of ADSs	Up to $0.05 per ADS issued

Cancellation of ADSs	Up to $0.05 per ADS canceled

Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held

Distribution of ADSs under stock dividends, free stock distributions or exercise of rights	Up to $0.05 per ADS issued

Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $0.05 per share (or share equivalent) distributed

Annual Depositary Services Fee	Annually up to $0.02 per ADS held at the end of each calendar year, except to the extent of any cash dividend fee(s) charged during such calendar year

Transfer of ADRs	$1.50 per certificate presented for transfer

If the annual depositary services fee is to be charged to owners of ADSs by the depositary, the depositary will invoice and collect such fee, net of any cash dividend fee previously charged to holders of ADSs during the calendar year, from participants in DTC on behalf of owners of ADSs or directly from holders of ADSs (in the case of registered holders of ADSs). In the event such annual depositary services fee is not paid by or on behalf of an ADS holder, the depositary reserves the right to offset the unpaid depositary services fee from any amounts to be subsequently distributed to such ADS holder, including from cash dividends or other distributions.

As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

•	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in Cayman Islands, (i.e., upon deposit and withdrawal of ordinary shares).

•	Expenses incurred for converting foreign currency into U.S. dollars.

•	Expenses for cable, telex and fax transmissions and for delivery of securities.

•	Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

•	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

•	Fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to the ordinary shares, ordinary shares on deposit, ADSs and ADRs.

We have agreed to pay certain other charges and expenses of the depositary. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes. The Depositary shall provide without charge, a copy of its latest fee schedule to anyone upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADSs. The depositary may refuse to transfer your ADSs or allow you to withdraw the deposited securities underlying your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADSs to pay any taxes owed, and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs at any time without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or materially prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In either case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else:

•	For a period of six months after termination, you will be able to request the cancellation of your ADSs and the withdrawal of the ordinary shares represented by your ADSs and the delivery of all other property held by the depositary in respect of those ordinary shares on the same terms as prior to the termination. During this six-months period, the depositary will continue to collect all distributions received on the ordinary shares on deposit, but will not register the transfer of ADSs or distribute any property to you until you surrender your ADSs for cancellation.

•	After the expiration of this six-months period, the depositary may sell the securities held on deposit. The depositary will hold the proceeds from such sale and any other funds then held for the ADS holders in an unsegregated account without liability for interest for the pro rata benefit of the holders of ADSs who have not surrendered their ADSs. At that point, the depositary will have no further obligations to ADS holders other than to account for the funds then held for the ADS holders still outstanding.

Books of Depositary

The depositary will maintain a record of ADS holders and any reports and communications, including proxy soliciting materials, received from us which are received by the depositary or the custodian or made generally available to the holders of the deposited securities, and the registrar shall keep books for the registration of ADSs at its office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in The City of New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our and the depositary’s obligations to you. Please note the following:

•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of an ADS, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our articles of association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of association or in any provisions of securities on deposit.

•	We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary also disclaim liability for the inability by an ADS holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to issue ADSs before deposit of the underlying ordinary shares or to deliver ordinary shares before receipt of ADSs for withdrawal of the underlying ordinary shares. Each is called a pre-release transaction. The depositary may engage in a pre-release transaction only under the following conditions:

•	before or at the time of the pre-release transaction, the person to whom the pre-release transaction is being made must represent to the depositary in writing that it or its customer

•	at the time of the pre-release transaction owns the ordinary shares or ADSs to be delivered by him/her/it,

•	assigns all beneficial rights, title and interest in the ordinary shares or ADSs to the depositary,

•	unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such ordinary shares or ADSs, and

•	agrees to any additional restrictions or requirements that the depositary deems appropriate;

•	the pre-release transaction must be fully collateralized with cash, U.S. Government Securities or other collateral that the depositary considers appropriate;

•	the depositary must be able to close out the pre-release transaction on not more than five business days’ notice; and

•	the pre-release transaction will be subject to further indemnities and credit regulations as the depositary deems appropriate.

In addition, the depositary will limit the number of ADSs to 30% of the ADSs outstanding at any one time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may be required to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency without liability for interest for the applicable holders.

The Custodian

The depositary has agreed with the custodian that the custodian will receive and hold the deposited securities for the account of the depositary in accordance with the deposit agreement. If the custodian resigns or is discharged form its duties under the deposit agreement, the depositary will appoint a successor custodian. If the depositary resigns or is discharged from its duties under the deposit agreement, the custodian will continue to act as custodian and will be obligated to comply with the direction of the successor depositary.

Governing Law

The deposit agreement is governed by the laws of the State of New York. We and the depositary have agreed that the federal or state courts in The City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between us that may arise out of or in connection with the deposit agreement. We also submitted to the jurisdiction of these courts and we have appointed an agent for service of process in The City of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States federal income tax consequences of the ownership of notes and the ADSs into which the notes may be converted (or ordinary shares subsequently received in exchange for ADSs), as of the date hereof. The discussion set forth below is applicable to you if you are a U.S. Holder (as defined below). Except where noted, this summary deals only with a note, ADS or ordinary share held as a capital asset. As used herein, the term “U.S. Holder” means a holder of a note, ADS or ordinary share that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding our notes, ADSs or ordinary shares as part of a hedging, conversion or other integrated transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	a partnership or other pass-through entity for United States federal income tax purposes; or

•	a person whose “functional currency” is not the United States dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and United States Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.

If a partnership holds the notes, ADSs or ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, ADSs or ordinary shares, you should consult your own tax advisors.

The discussion below does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of your ownership of the notes, ADSs or ordinary shares, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Payment of Interest

Stated interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Market Discount

If you purchase a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless the difference is less than a specified de minimus amount. Under the market discount rules, you will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and you are treated as having accrued on the note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. In certain circumstances, you may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisor before making this election. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. Your election to accrue market discount on a constant interest method is to be made for the taxable year in which you acquired the note, applies only to that note, and may not be revoked. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service (“IRS”). You should consult your own tax advisor before making either election described in this paragraph.

Amortizable Bond Premium

If you purchase a note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest, you will be considered to have purchased the note at a “premium.” You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

Sale, Exchange, Redemption, or other Disposition of Notes

Except as provided below under “Conversion of Notes” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Except as described above under “—Market Discount”, any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, and you have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Fees and Costs Payable to Depositary

You will be responsible for certain fees incurred in connection with the ADSs as described above under “Description of American Depositary Shares—Fees and Charges”, including fees charged for the creation of ADSs upon conversion of your notes. Depending on the circumstances, such fees and other costs may not be currently deductible or may be deductible only if certain thresholds are satisfied. You should consult your tax advisors concerning the treatment of fees and costs relating to the ownership of ADSs.

Conversion of Notes

If you receive only ADSs upon conversion of your notes (except cash in lieu of a fractional ADS), you will generally not recognize gain or loss except to the extent of cash received in lieu of a fractional ADS and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. The amount of gain or loss you recognize on the receipt of cash in lieu of a fractional ADS will be equal to the difference between the amount of cash you receive in respect of the fractional ADS and the portion of your adjusted tax basis in the notes and fees incurred in connection with the conversion that are allocable to the fractional ADS. The tax basis of the ADSs received upon a conversion (other than ADSs attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted plus fees incurred in connection with the conversion (excluding the portion of the tax basis and fees that are allocable to any fractional ADS). Your holding period for the ADSs will include the period during which you held the notes except that the holding period of any ADSs received with respect to accrued interest will commence on the day after the date of receipt.

If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale, Exchange, Redemption or other Disposition of Notes”).

If you receive a combination of cash and ADSs in exchange for your notes upon conversion, the United States federal income tax treatment is uncertain. It is possible that the conversion of a note into ADSs and cash may be treated as a recapitalization, in which case you would recognize gain, but not loss, equal to the excess of the fair market value of the ADSs and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional ADS) over your adjusted tax basis in the notes and fees incurred in connection with the conversion (excluding the portion of the tax basis and fees that are allocable to any fractional ADS), but in no event should the gain recognized exceed the amount of cash received. The tax basis of the ADSs received upon a conversion (other than ADSs attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted plus fees incurred in connection with the conversion (excluding the portion of the tax basis and fees that are allocable to any fractional ADS), reduced by the amount of any cash received (other than cash received in lieu of a fractional ADS, cash attributable to accrued interest or cash received that is a payment in part redemption of the note), and increased by the amount of gain, if any, recognized (other than with respect to a fractional ADS or for cash received on a payment that is in part a redemption of the note). Your holding period for the ADSs will include the period during which you held the notes except that the holding period of any ADSs received with respect to accrued interest will commence on the day after the date of receipt. Alternative characterizations may be possible that could affect the amount, timing and character of income realized by you upon the receipt of a combination of cash and ADSs. Such characterization might include treatment as in part an exchange of a portion of the notes for cash and in part as a conversion of the remainder of the notes for ADSs, or treatment as a fully taxable transaction not subject to the recapitalization rules.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and ADSs in exchange for notes upon conversion and the ownership of our ADSs.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our ordinary shares) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends received under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Distributions on ADSs or Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, the gross amount of all our distributions (including constructive distributions) to you, if any, made with respect to your ADSs, or ordinary shares that you receive after conversion of a note, generally will be included in your gross income as foreign source dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other United States corporations.

If you are a non-corporate U.S. Holder, including an individual, certain dividends received before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that our ADSs (which are listed on The Nasdaq Global Select Market) but not our ordinary shares, are readily tradable on an established securities market in the United States. It is not clear whether our ordinary shares would meet these requirements. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances, and in particular, if you hold ordinary shares.

It is intended that a holder of ADSs be treated as the holder of our underlying ordinary shares represented by those ADSs for United States federal income tax purposes. Under such characterization, dividend income on the ordinary shares would pass through to holders and deposits or withdrawals of ordinary shares for ADSs should not be subject to United States federal income tax. However, the Deposit Agreement permits the Depository to take actions with respect to our ordinary shares and ADSs that may be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate U.S. Holders, and no assurance can be given that the Internal Revenue Service will not challenge the treatment described above. Accordingly, you should consult your own tax advisors concerning the effect of owning ADSs.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in the ADSs or ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.

Sale, Exchange or other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ADS or ordinary share equal to the difference between the amount realized for the ADS or ordinary share and your tax basis in the ADS or ordinary share. The gain or loss generally will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, who has held the ADS or ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

We do not believe that we are, for United States federal income tax purposes, a PFIC and we expect to operate in such a manner so as not to become a PFIC. We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, our PFIC status may be determined in large part based on the market price of our ADSs and ordinary shares, which is likely to fluctuate (and may fluctuate considerably given that market prices of technology companies have been especially volatile). Accordingly, fluctuations in the market price of our ADSs and ordinary shares may result in our being a PFIC for any year. Thus, there can be no assurance that we will not be considered a PFIC for our current taxable year or any future taxable year. If we are or become a PFIC, you could be subject to additional United States federal income taxes on gain recognized with respect to the ADSs or ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Based on the projected composition of our income and valuation of our assets, including goodwill, we do not expect to be a PFIC for our fiscal year ending March 31, 2007, and we do not expect to become one in the future, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition.

Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our Shares may also result in our becoming a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC for any taxable year and any of our foreign subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election may be available to holders of ADSs because the ADSs will be listed on The Nasdaq Global Select Market which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on The Nasdaq Global Select Market.

If you make an effective mark-to-market election, you will include in each year as ordinary income the excess of the fair market value of your ADSs or ordinary shares at the end of the year over your adjusted tax basis in the ADSs or ordinary shares. You will be entitled to deduct as an ordinary loss each year the excess of your adjusted tax basis in the ADSs or ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

Your adjusted tax basis in the ADSs or ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs or ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the rules described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code. This option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

If you hold ADSs or ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ADSs or ordinary shares and any gain realized on the disposition of the ADSs or ordinary shares. You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or ordinary shares.

You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

Information reporting and backup withholding

In general, information reporting will apply to payments of interest on the notes and dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS in a timely manner.

CERTAIN ERISA CONSIDERATIONS

General Fiduciary Matters

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA (“ERISA Plans”), on entities that are deemed to hold the assets of ERISA Plans and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

In considering an investment in the notes (and the ADSs issuable upon conversion of the notes), any Plan fiduciary which proposes to cause a Plan to purchase the notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code or other state or federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Code (“Similar Law”).

Governmental plans, certain church plans and foreign plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Law. Fiduciaries of any such plans should consult with their counsel before purchasing the notes to determine the need for, and the availability, if necessary, of any exemptive relief under any Similar Law.

Prohibited Transaction Issues

The fiduciary of a Plan that proposes to purchase and hold any notes (and the ADSs issuable upon conversation of the notes) should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit to a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of Plan assets. Such parties in interest or disqualified persons could include, without limitation, us (or any of our respective affiliates) or the underwriters (or any of their respective affiliates). Depending on the satisfaction of certain conditions which may include the identity of the Plan fiduciary making the decision to acquire or hold the notes (and the ADSs issuable upon conversation of the notes) on behalf of a Plan, Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by an insurance company pooled separate account) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the notes (or the ADSs issuable upon conversation of the notes).

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, under the U.S. Department of Labor’s “Plan Asset Regulations,” 29 C.F.R. § 2510.3-101, when a Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. Since the notes may be converted into ADSs, there can be no assurance that equity participation in us by benefit plan investors will not be significant. Although no assurance can be given in this regard, we believe that we qualify as an “operating company.” In addition, although no assurances can be given, we believe the ADSs qualify for the exemption for “publicly offered securities.” In order to be considered a “publicly offered security,” our ADSs must be (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of us and of one another, and (iii) either (1) part of a class of securities registered under Section l2(b) or 12(g) of the Exchange Act or (2) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which the securities are part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of our fiscal year during which the offering of such securities to the public occurred.

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to our activities, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and/or the Code.

Representation

Accordingly, by acceptance of the notes and the ADSs issuable upon conversion of the notes, each purchaser and subsequent transferee of the notes and the ADSs will be deemed to have represented and warranted that either (A) no assets of a Plan or governmental, church or foreign plan have been used to acquire and hold such notes (and the ADSs issuable upon conversation of the notes) or an interest therein or (B) the purchase and holding of such notes (and the ADSs issuable upon conversation of the notes) or an interest therein by such purchaser or transferee are exempt from the prohibited transaction restrictions of ERISA and the Code, pursuant to one or more prohibited transaction statutory or administrative exemptions, or does not otherwise violate any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Each Plan fiduciary (and each fiduciary for a governmental, church or foreign plan subject to Similar Law) should consult with its legal advisor concerning the potential consequences to the plan under ERISA, the Code or any Similar Law of an investment in the notes (and the ADSs issuable upon conversation of the notes).

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement in November 2006 to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Initial Purchaser”). The Initial Purchaser resold the notes to purchasers they reasonably believed to be “qualified institutional buyers” in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The selling securityholders listed below and, to the extent permitted, their transferees, pledgees, donees, assignees, successors, partnership distributees and others who later hold any of the selling securityholders’ interests, to which we collectively refer as the selling securityholders, may from time to time offer and sell any and all of the notes and the ADSs issuable upon conversion of the notes, including the ordinary shares represented by the ADSs, pursuant to this prospectus.

The following table and related footnotes shows information received by us on or prior to January 24, 2007, with respect to the selling securityholders and the principal amounts of notes and the ordinary shares underlying the ADSs issuable upon conversion of the notes. We prepared this table based on the information supplied to us by or on behalf of the selling securityholders named in the table.

The selling securityholders may offer all, some or none of the notes or the ADSs issuable upon conversion of the notes, including the ordinary shares represented by the ADSs. Thus, we cannot estimate the amount of the notes or ordinary shares that will be held by the selling securityholders upon consummation of any sales. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. Unless set forth below, none of the selling securityholders has held any position or office or had any material relationship with us or our affiliates within the past three years. All of the notes were “restricted securities” under the Securities Act prior to this registration. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their notes in transactions exempt from the registration requirements of the Securities Act.

Name	Aggregate Principal Amount of Notes at Maturity that May Be Sold	Ordinary Shares Registered Hereby(1)	Ordinary Shares Owned After Completion of the Offering
AM International E Mac 63 Ltd	$1,738,000	539,332.68	—
AM Master Fund I, LP	$3,267,000	1,013,808.91	—
Bancroft Fund Ltd.	$813,000	252,288.53	—
Basso Fund Ltd.	$113,000	35,065.93	—
Basso Holdings Ltd.	$1,642,000	509,542.16	—
Basso Multi-Strategy Holding Fund Ltd.	$360,000	111,714.48	—
Citadel Equity Fund, Ltd.	$12,500,000	3,878,975	—
CSS, LLC	$3,450,000	1,070,597.10	—
Ellsworth Fund Ltd.	$812,000	251,978.22	—
Five Sticks, L.P.	$135,000	41,892.93	—
Lyxor/AM Investment Fund Ltd.	$495,000	153,607.41	—
Mohican VCA Master Fund, Ltd.	$1,800,000	558,572.40	—
Polygon Global Opportunities Master Fund Ltd.	$2,500,000	775,795	—
TQA Master Fund, Ltd.	$1,625,000	504,266.75	—
TQA Master Plus Fund, Ltd.	$1,625,000	504,266.75	—
Vicis Capital Master Fund	$6,000,000	1,861,908	—

(1)	Assumes conversion of all of the holder’s notes at the initial conversion rate of 31.0318 of our ADSs per $1,000 principal amount of notes. However, this conversion price will be subject to adjustment as described under the sections titled “Description of the Notes—Conversion Rights” and “Description of the Notes—Make Whole Premium Upon a Fundamental Change.” As a result, the amount of ordinary shares underlying the ADSs issuable upon conversion of the notes may increase or decrease in the future.

PLAN OF DISTRIBUTION

Sales of Securities by the Selling Securityholders

We will not receive any of the proceeds of the sale of the notes or the ADSs issuable upon conversion of the notes, including our ordinary shares represented by the ADSs, offered by the selling securityholders pursuant to this prospectus. The notes and ADSs offered by the selling securityholders pursuant to this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the ADSs offered by the selling securityholders pursuant to this prospectus.

The aggregate proceeds to the selling securityholders from the sale of the notes or ADSs issuable upon conversion of the notes offered by the selling securityholders pursuant to this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or ADSs issuable upon conversion of the notes to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or ADSs issuable upon conversion of the notes offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

If the notes or ADSs issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the ADSs issuable upon conversion of the notes may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•	varying prices determined at the time of sale, or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the ADSs issuable upon conversion of the notes may be listed or quoted at the time of the sale, including the Nasdaq Global Select Market,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the relevant selling securityholders’ shall be subject to the consent of China Medical, which consent shall not be unreasonably withheld.

In connection with sales of the notes and ADSs issuable upon conversion of the notes offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and ADSs in the course of hedging their positions. The selling securityholders may also sell the notes and ADSs short and deliver notes and ADSs to close out short positions, or loan or pledge notes and ADSs to broker-dealers that in turn may sell the notes and ADSs.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or ADSs issuable upon conversion of the notes offered hereby. Selling securityholders might not sell any or all of the notes or the ADSs issuable upon conversion of the notes offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The notes are currently designated for trading in the PORTAL system. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes on any national or other securities exchange or on the Nasdaq Global Select Market.

The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and ADSs issuable upon conversion of the notes by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and ADSs issuable upon conversion of the notes to engage in market-making activities with respect to the particular notes and ADSs issuable upon conversion of the notes being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the notes and ADSs issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and ADSs issuable upon conversion of the notes.

To the extent required, the specific notes or ADSs issuable upon conversion of the notes to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment, to the shelf registration statement of which this prospectus forms a part.

Pursuant to the registration rights agreement we have entered into with the holders of the notes, each of the Company and the selling securityholders selling notes or ADSs issuable upon conversion of the notes will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the Securities and Exchange Commission, and similar events.

Sales of ADSs Representing Ordinary Shares by Us

We may sell ADSs representing our ordinary shares by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Underwriters

If we use underwriters in the sale of ADSs, we will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire the ADSs for their own account and may resell such ADSs from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase the ADSs apply, and the underwriters will be obligated to purchase all of the ADSs contemplated in an offering if they purchase any of such ADSs. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

One or more firms, referred to as “remarketing firms,” may also offer or sell the ADSs, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.

If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may overallot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we use dealers in the sale of our ADSs, unless we otherwise indicate in the prospectus supplement, we will sell the ADSs to the dealers as principals. The dealers may then resell the ADSs representing our ordinary shares to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell the ADSs directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase the ADSs. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we may enter into from time to time with underwriters, dealers, agents or remarketing firms may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers, agents or remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference some of the reports and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. The information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and any future filings (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered by this prospectus are sold.

•	Annual Report on Form 20-F for the fiscal year ended March 31, 2006, filed with the SEC on September 29, 2006; and

•	our earnings release on Form 6-K furnished to the SEC on November 13, 2006.

In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement.

Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Requests for documents should be directed to No. 24 Yong Chang North Road, Beijing Economic-Technological Development Area, Beijing 100176, People’s Republic of China, telephone number (8610) 6787-1166. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in this document.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being an exempted Cayman Islands company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system; the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011, as our agent upon whom process may be served in any action brought against us under the federal securities laws of the United States or the securities laws of any state of the United States.

Our Cayman Islands legal counsel and PRC legal counsel have advised us that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Cayman Islands legal counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a fixed or ascertained sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as debt in the courts of the Cayman Islands under common law. The civil liability provisions of US federal and state securities law generally permit punitive damages against us. It is uncertain whether a judgment obtained from a US court under the civil liability provisions of US federal or state securities laws would be regarded by Cayman Islands courts as penal or punitive in nature. Such a determination has yet to be made by any Cayman Islands court.

Our PRC legal counsel has advised us further that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. If there are no treaties or reciprocity arrangements between the PRC and a foreign jurisdiction where a judgment is rendered, according to PRC Civil Procedures Law, matters relating to the recognition and enforcement of the foreign judgment in the PRC may be resolved through diplomatic channels. The PRC does not have any treaties or other arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is generally difficult to enforce in the PRC a judgment rendered by a US or Cayman Islands court.

LEGAL MATTERS

The validity of the notes offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP. The validity of the ordinary shares represented by the ADSs and certain other legal matters as to Cayman Islands law will be passed upon for us by Walkers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of March 31, 2005 and 2006 and for each of the years in the three-year period ended March 31, 2006, incorporated in this prospectus by reference have been audited by KPMG, an independent registered public accounting firm, as stated in their report incorporated by reference herein.

The offices of KPMG are located at 8th Floor, Prince’s Building, 10 Chater Road, Central, Hong Kong, China.